Exhibit 10.29

AGREEMENT OF PURCHASE AND SALE AND

ESCROW INSTRUCTIONS

FOR

4612 NAVISTAR DRIVE, FREDERICK COUNTY, MD
AND
400 EAST GUDE DRIVE, AND 7300, 7301 AND 7362 CALHOUN PLACE,
ROCKVILLE, MONTGOMERY COUNTY, MD

Date: October 22, 2004

AGREEMENT OF PURCHASE AND SALE OF
MEMBERSHIP INTERESTS AND ESCROW INSTRUCTIONS

4612 Navistar Drive, Frederick County, MD
and
400 East Gude Drive, and 7300, 7301 and 7362 Calhoun Place,
Rockville, Montgomery County, MD

     THIS AGREEMENT OF PURCHASE AND SALE OF MEMBERSHIP INTERESTS AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of October 22, 2004, by and among the following person and entities:

     (A) for the “Navistar Property” (as hereinafter defined): (i) Navistar Management, LLC, in its capacity as Manager and a member of, and T. Richard Butera and RIP Investments LP, in their capacities as the members of, Navistar Investors, LLC (individually a “Navistar Investors Member” and collectively, the “Navistar Investors Members”); and (ii) First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (“FP-LP”), and FP Navistar Manager, LLC, a to be formed limited liability company (“FP Navistar Manager”); and

     (B) for the “Metro Park North Property” (as hereinafter defined): (i) BP Gude Management, LLC, in its capacity as Manager and a member of, and The Butera LLLP and RIP Investments LP, in their capacities as the members of, BP Gude, LLC (individually a “BP Gude Member” and collectively, the “BP Gude Members”); and (ii) FP-LP, and FP Gude Manager, LLC, a to be formed limited liability company (“FP Gude Manager”) (FP-LP, FP Navistar Manager and FP Gude Manager being collectively referred to herein as the “FP LLC Buyers”).

(FP LLC Buyers are also referred to herein collectively as the “Buyer”. Navistar Investors, LLC and BP Gude, LLC are referred to herein collectively as the “LLCs”. Navistar Investors, LLC, the Navistar Investors Members, BP Gude, LLC, and the BP Gude Members, are referred to herein collectively as “Seller” or “Seller Parties”).

RECITALS:

     R-1. Navistar Investors, LLC is the owner of the Navistar Property located in Frederick County, Maryland, as legally and more particularly described on Exhibit A-1 attached hereto.

     R-2. FP LLC Buyers wish to purchase, and the Navistar Investors Members wish to sell, all of the membership interests in Navistar Investors,, LLC on the terms and conditions set forth herein.

     R-3. BP Gude, LLC is the owner of the Metro Park North Property located in Montgomery County, Maryland, as legally and more particularly described on Exhibit A-2 attached hereto.

     R-4. FP LLC Buyers wish to purchase, and the BP Gude Members wish to sell, all of the membership interests in BP Gude, LLC on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller Parties and Buyer hereby agree as follows:

     Article 1 of this Agreement consists of definitions for certain of the defined terms that are used throughout this Agreement.

     Article 2 of this Agreement constitutes instructions to “Escrow Agent” (as such term is defined below), as well as agreements between Buyer and the Seller Parties.

     Article 3 of this Agreement consists of further agreements between Buyer and the Seller Parties, with which Escrow Agent need not be concerned (except as otherwise directed in Article 2). Escrow Agent may rely entirely on the instructions contained in Article 2; however, as between Buyer and the Seller Parties, the provisions of Article 3 shall control if there is any inconsistency between those provisions and the instructions in Article 2.

ARTICLE 1 DEFINITIONS

     The following terms, wherever used in this Agreement, shall have the respective meanings set forth below:

     1.1. Actual Knowledge. “Actual Knowledge” means the actual (and not the constructive) current knowledge of the person or entity making a representation or warranty in this Agreement to his or its “Actual Knowledge”, and does not imply any inspection, examination or other inquiry undertaken by such person or entity to determine the accuracy of any representation, warranty or other statement made to such person’s or entity’s “Actual Knowledge” in this Agreement or in any of Seller’s Closing Documents or Buyer’s Closing Documents, as applicable.

     1.2. Agreement. “Agreement” has the meaning set forth in the first paragraph of the preamble.

     1.3. Assignment of Membership Interests. “Assignment of Membership Interests” means an assignment of membership interests in form and substance reasonably acceptable to the Parties to be executed and delivered by each of the Selling Members at Closing, pursuant to which, each Selling Member shall assign and transfer to Buyer the applicable Membership Interest in accordance with the terms and conditions contained herein. The Assignment of Membership Interests shall contain an express warranty from each Selling Member that such Selling Member is the sole owner and holder of the entire legal and beneficial interest in and to the Membership Interest transferred thereby, that the Membership Interest is free and clear of any liens, pledges, claims or encumbrances, that the Membership Interest has not been previously transferred, conveyed or assigned, that such Selling Member has granted no options or rights to purchase the Membership Interest, that no person or entity has an option or right to acquire such Membership Interest, and that the Selling Member has full power and authority to make such assignment without joinder by or consent or approval of any other party, except the applicable Existing Lender (as hereinafter defined). Pursuant to each Assignment of

Membership Interests, Buyer shall assume all obligations of the Selling Member that is a party thereto to the applicable LLC arising from and after the Closing Date.

     1.4. Broker. “Broker” means Matan Realty, LLLP.

     1.5. Navistar Investors, LLC Membership Interests. “Navistar Investors, LLC Membership Interests” means one hundred percent (100%) of the membership interests in Navistar Investors, LLC, as owned by the Navistar Investors Members in the percentages reflected on Exhibit B-1 attached hereto.

     1.6. Navistar Investors Manager. “Navistar Investors Manager” means Navistar Management, LLC, manager of Navistar Investors, LLC.

     1.7. BP Gude, LLC Membership Interests. “BP Gude, LLC Membership Interests” means one hundred percent (100%) of the membership interests in BP Gude, LLC, as owned by the BP Gude Members in the percentages reflected on Exhibit B-2 attached hereto.

     1.8. BP Gude Manager. “BP Gude Manager” means BP Gude Management, LLC, manager of BP Gude, LLC.

     1.9. Buyer. “Buyer” means, collectively, the FP LLC Buyers (as defined in clause (A) of the preamble).

     1.10. Buyer’s Knowledge. “Buyer’s Knowledge” means the Actual Knowledge of Nicholas R. Smith, an officer of each Buyer, and does not imply any inspection, examination or other inquiry undertaken by Buyer or said individual to determine the accuracy of any representation, warranty or other statement made “to Buyer’s Knowledge” in this Agreement or in any of Buyer’s Closing Documents.

     1.11. Buyer’s Closing Documents. “Buyer’s Closing Documents” has the meaning specified in the last sentence of Section 2.2.2.

     1.12. Closing. “Closing” means the execution and delivery by the Seller Parties of the Seller Closing Documents and by Buyer of the Buyer Closing Documents, as applicable, concurrently with the disbursement by the Title Company of the Purchase Price to the Seller Parties as at a “New York-style” closing in conformity with the terms and provisions of this Agreement; provided, however, that if the Existing Lenders’ Approvals (as defined in Section 3.3.6 below) do not occur within three (3) Business Days of one another, then (i) “Closing” shall mean, with respect to the Navistar Investors LLC Membership Interests, the execution and delivery by the Navistar Investor Members of the applicable Seller Closing Documents and by FP-LP and FP Navistar Manager of the applicable Buyer Closing Documents, concurrently with the disbursement by the Title Company to the Navistar Investors Members of the Purchase Price allocated to the Navistar Investors, LLC Membership Interests as shown on Exhibit P attached hereto, as at a “New York-style” closing in conformity with the terms and provisions of this Agreement applicable to the Navistar Investors, LLC Membership Interests; and (ii) “Closing” shall mean, with respect to the BP Gude, LLC Membership Interests, the execution and delivery by the BP Gude Members of the applicable Seller Closing Documents and by FP-LP and FP

Gude Manager of the applicable Buyer Closing Documents, concurrently with disbursement by the Title Company to the BP Gude Members of the Purchase Price allocated to the BP Gude, LLC Membership Interests as shown on Exhibit P attached hereto, as at a “New York-style” closing in conformity with the terms and provisions of this Agreement applicable to the BP Gude, LLC Membership Interests.

     1.13. Closing Date. “Closing Date” means the later of (i) on or before the thirtieth (30th) day following the Feasibility Period Expiration Date, or (ii) on or before the seventh (7th) Business Day following the Parties’ receipt of the last of the Existing Lenders’ Approvals (as defined in Section 3.3.6 below); provided, however, that if the Existing Lenders’ Approvals do not occur within three (3) Business Days of one another, then (x) the “Closing Date” shall mean, with respect to the Navistar Investors, LLC Membership Interests, on or before the seventh (7th) Business Day following the Parties’ receipt of approval from Existing Lender #1 (as defined in Section 2.3.5.1 below); and (y) the Closing Date shall mean, with respect to the BP Gude, LLC Membership Interests, on or before the seventh (7th) Business Day following the Parties receipt of approval from Existing Lender #2 (as defined in Section 2.3.5.2 below), but in any event no sooner than the thirtieth (30th) day following the Feasibility Period Expiration Date. Notwithstanding the foregoing provisions, in no event shall the Closing Date occur later than December 23, 2004.

     1.14. Closing Indemnity Agreement. “Closing Indemnity Agreement” has the meaning specified in Section 3.2.1.B(xi) and Section 3.2.2. (v), and shall also mean a separate written indemnification agreement for the applicable Manager on behalf of the applicable LLC and for the Buyer covering the respective indemnities set forth in Section 2.5.2 and Section 3.5.2.

     1.15. Day and Business Day. The term “day” means a calendar day, and the term “Business Day” means any day on which commercial banks are generally open for business in the State of Maryland. Any period of time specified in this Agreement that would otherwise end upon a non-Business Day shall be extended to, and shall end upon, the next following Business Day.

     1.16. Deposit. “Deposit” has the meaning specified in Section 2.1.1.1.

     1.17. Effective Date. “Effective Date” means the last date on which all of the Seller Parties and the Buyer have executed and delivered this Agreement, as indicated by the later of the dates appearing next to their respective signatures below.

     1.18. Environmental Law. “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, order or determination of any governmental or judicial authority at the federal, state, or local level, to the extent applicable to the Properties, including, but not limited to, the Comprehensive Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, and the Hazardous Materials Transportation Act, as amended.

     1.19. Environmental Reports. “Environmental Reports” means, collectively, the reports for the Properties that are identified in the Schedule of Environmental Reports attached hereto as a part of Exhibit M.

     1.20. Escrow Agent. “Escrow Agent” means Chicago Title Insurance Company having an address at 19 East Fayette Street, Suite 300, Baltimore, Maryland 21202, Attn: Albert E. Sikorsky, III.

     1.21. Escrow. “Escrow” means the escrow established by and pursuant to this Agreement, with Escrow Agent, as applicable, for purposes of consummating the sale and purchase of the Membership Interests in accordance with this Agreement.

     1.22. Existing Title Policies. “Existing Title Policies” means, collectively, the following:

     (a) That certain owner’s policy of title insurance for the Navistar Real Property (Policy No. 5312-758019), dated June 28, 2001, issued to Navistar Investors, LLC by Record Title & Escrow, LLC, as Agent for Fidelity National Title Insurance Company of New York (“Navistar Existing Title Policy”).

     (b) That certain owner’s policy of title insurance for the Metro Park North Real Property (Policy No. 5312-758027), dated February 13, 2002, issued to BP Gude, LLC by Record Title & Escrow, LLC, as Agent for Fidelity National Title Insurance Company of New York (“Metro Park North Existing Title Policy”).

“Existing Title Policy” means either of the Navistar Existing Title Policy, or the Metro Park North Existing Title Policy, as the case may be.

     1.23. Feasibility Period. “Feasibility Period” means the period that commenced on October 8, 2004 and that expires on October 29, 2004.

     1.24. Feasibility Period Expiration Date. “Feasibility Period Expiration Date” means October 29, 2004.

     1.25. Hazardous Substance. “Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground or aboveground storage tanks and the contents thereof including, without limitation, any such materials defined in or regulated pursuant to any Environmental Law.

     1.26. Improvements. “Improvements” means, collectively, all of the following:

     (a) All of the buildings, improvements, fixtures, structures, utilities and amenities on the Navistar Land (“Navistar Property Improvements”).

     (b) All of the buildings, improvements, fixtures, structures, utilities and amenities on the Metro Park North Land (“Metro Park North Property Improvements”).

     1.27. Land. “Land” means, collectively, all of the following:

     (a) That certain parcel of land that is legally and more particularly described on Exhibit A-1 attached hereto, together with all easements, benefits, rights, privileges and other rights appurtenant thereto (“Navistar Land”).

     (b) That certain parcel of land that is legally and more particularly described on Exhibit A-2 attached hereto, together with all easements, benefits, rights, privileges and other rights appurtenant thereto (“Metro Park North Land”).

     1.28. Laws. “Laws” means any and all constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States, or of the state, county, city, other municipality, political subdivision, or governmental or quasi-governmental authority having jurisdiction or otherwise operating where the Properties are located, or any agency, division, district, court or other authority thereof.

     1.29. Lease. “Lease” means any of the following:

     (a) “Navistar Property Lease” means (1) any of the leases of commercial space within the Navistar Property Improvements identified in the Schedule of Leases (Rent Roll) attached hereto as Exhibit D-1; and (2) any lease of space within the Navistar Property Improvements entered into after the Effective Date subject to and in conformity with the provisions set forth in Section 3.2.1.A(xvii). “Navistar Property Leases” mean, collectively, every Navistar Property Lease.

     (b) “Metro Park North Property Lease” means (1) any of the leases of commercial space within the Metro Park North Property Improvements identified in the Schedule of Leases (Rent Roll) attached hereto as Exhibit D-2; and (2) any lease of space within the Metro Park North Property Improvements entered into after the Effective Date subject to and in conformity with the provisions set forth in Section 3.2.1.A(xvii). “Metro Park North Property Leases” mean, collectively, every Metro Park North Property Lease.

“Leases” mean, collectively, every Lease.

     1.30. LLCs. “LLCs” has the meaning set forth in the last paragraph of the preamble, and “LLC” means any of the LLCs.

     1.31. LLC Instruments. “LLC Instruments” has the meaning specified in Section 3.2.1.B(ii).

     1.32. LLC Instrument Amendments. “LLC Instrument Amendments” means the amendments to the LLC Instruments in form and substance reasonably acceptable to the Parties to be executed and delivered by each of the Selling Members and the FP LLC Buyers at Closing, pursuant to which the LLC Instruments shall be amended to reflect the transfer and conveyance of the LLC Interests, the withdrawal from each of the LLCs by each of the Selling Members and the admission to the LLC of the FP LLC Buyers in accordance with the terms and conditions contained herein. To the extent required, the LLC Instrument Amendments shall be in proper form for recording among the applicable records of the MSDAT.

     1.33. Membership Interests. “Membership Interests” means, collectively, one hundred percent (100%) of the membership interests in each of the LLCs.

     1.34. Parties and Party. “Parties” means, collectively, the Buyer and the Seller Parties and “Party” means any of the Buyer or the Seller Parties, as the case may be.

     1.35. Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the occupancy and use of the applicable Property or any component thereof (including, without limitation, any certificates of occupancy with respect to the improvements on any Property) in Seller’s possession on Effective Date. “Permits” means, collectively, every Permit.

     1.36. Permitted Exceptions. “Permitted Exceptions” means, collectively, all of the following:

     (a) “Navistar Property Permitted Exceptions” means with respect to the Navistar Real Property (i) liens for all real property taxes and general and special assessments for the current year that are not yet due and payable, (ii) liens or encumbrances arising out of any activity of Buyer with respect to the Navistar Real Property, (iii) the Navistar Property Leases and the lien securing the applicable Existing Financing, (iv) title exceptions reflected in the Navistar Title Commitment and matters reflected on the Navistar Survey as updated by a Buyer’s Survey Update, if applicable, that are not objected to by Buyer or are otherwise deemed to be “Navistar Property Permitted Exceptions” pursuant to the title review process set forth in Section 2.3.2, expressly including all standard “printed form” exceptions and exclusions from coverage customarily included within the form of a policy for owner’s title insurance. Notwithstanding anything to the contrary set forth in this Agreement, the term Navistar Property Permitted Exceptions expressly excludes any liens, monetary encumbrances or judgments affecting title to the Navistar Property, all of which, subject to the conditions and limitations set forth in Section 2.3.4, shall be released of record by Navistar Investors, LLC at its sole cost and expense on or before Closing pursuant to Section 2.3.4, except for the lien securing the applicable Existing Financing and except for any liens or encumbrances referenced in clause (ii) above.

     (b) “Metro Park North Property Permitted Exceptions” means with respect to the Metro Park North Real Property (i) liens for all real property taxes and general and special assessments for the current year that are not yet due and payable, (ii) liens or encumbrances arising out of any activity of Buyer with respect to the Metro Park North Real Property, (iii) the Metro Park North Property Leases and the lien securing the applicable Existing Financing, (iv) title exceptions reflected in the Metro Park North Title Commitment and matters reflected on the Metro Park North Survey as updated by a Buyer’s Survey Update, if applicable, that are not objected to by Buyer or are otherwise deemed to be “Metro Park North Property Permitted Exceptions” pursuant to the title review process set forth in Section 2.3.2, expressly including all standard “printed form” exceptions and exclusions from coverage customarily included within the form of a policy for owner’s title insurance. Notwithstanding anything to the contrary set forth in this Agreement, the term Metro Park North Property Permitted Exceptions expressly excludes any liens, monetary encumbrances or judgments affecting title to the Metro Park North

Property, all of which, subject to the conditions and limitations set forth in Section 2.3.4, shall be released of record by BP Gude, LLC at its sole cost and expense on or before Closing pursuant to Section 2.3.4, except for the lien securing the applicable Existing Financing and except for any liens or encumbrances referenced in clause (ii) above.

“Permitted Exception” means any of the Navistar Property Permitted Exceptions, and the Metro Park North Property Permitted Exceptions, as the case may be.

     1.37. Personal Property. “Personal Property” means, collectively, all of the following:

     (a) All of the non-affixed equipment, trade fixtures, furnishings, furniture, appliances, equipment, decorative items, inventory, supplies, tools and other tangible personal property owned by Navistar Investors, LLC and used or held for use in operation of the Navistar Real Property, including, without limitation, the personal property listed on Exhibit C hereto (“Navistar Personal Property”).

     (b) All of the non-affixed equipment, trade fixtures, furnishings, furniture, appliances, equipment, decorative items, inventory, supplies, tools and other tangible personal property owned by BP Gude, LLC and used or held for use in operation of the Metro Park North Real Property, including, without limitation, the personal property listed on Exhibit C hereto (“Metro Park North Personal Property”).

“Personal Property” means any of the Navistar Personal Property, and the Metro Park North Personal Property, as the case may be.

     1.38. Plans. “Plans” means the plans and specifications for the original construction of the applicable Improvements, together with any subsequent material modifications thereof, to the extent such items are in the applicable Seller’s possession on the Effective Date.

     1.39. Properties. “Properties” means, collectively, all of the following:

     (a) “Navistar Property” means, collectively, (i) the Navistar Real Property; (ii) the Navistar Personal Property, (iii) the Navistar Service Contracts; (iv) all of Navistar Investors, LLC’s rights in or to condemnation awards and insurance proceeds (to the extent not applied to restoration) relating to the Navistar Real Property, subject to the terms set forth herein; (v) all assignable warranties, guaranties, bonds, claims and rights, if any, in favor of Navistar Investors, LLC relating to the construction, maintenance, operation or repair of the Navistar Real Property or any component thereof, if any; (vi) all of Navistar Investors, LLC’s right, title and interest in and to any assignable drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Navistar Real Property or the Navistar Personal Property that are in Navistar Investors, LLC’s possession on the Effective Date; (vii) all Permits applicable to the Navistar Real Property; (viii) all of Navistar Investors, LLC’s interest in and under all of the Navistar Leases including unapplied security deposits held by Navistar Investors, LLC in connection therewith, which shall be credited against the Purchase Price payable by Buyer at Closing hereunder, as allocated to the Navistar Property pursuant to Exhibit P; and (ix)

all other tangible and intangible property or rights which Navistar Investors, LLC owns or in which Navistar Investors, LLC has an interest in connection with its ownership and operation of the Navistar Real Property, to the extent the same are assignable.

     (b) “Metro Park North Property” means, collectively, (i) the Metro Park North Real Property; (ii) the Metro Park North Personal Property, (iii) the Metro Park North Service Contracts; (iv) all of BP Gude, LLC’s rights in or to condemnation awards and insurance proceeds (to the extent not applied to restoration) relating to the Metro Park North Real Property, subject to the terms set forth herein; (v) all assignable warranties, guaranties, bonds, claims and rights, if any, in favor of BP Gude, LLC relating to the construction, maintenance, operation or repair of the Metro Park North Real Property or any component thereof, if any; (vi) all of BP Gude, LLC’s right, title and interest in and to any assignable drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Metro Park North Real Property or the Metro Park North Personal Property that are in BP Gude, LLC’s possession on the Effective Date; (vii) all Permits applicable to the Metro Park North Real Property; (viii) all of BP Gude, LLC’s interest in and under all of the Metro Park North Leases including unapplied security deposits held by BP Gude, LLC in connection therewith, which shall be credited against the Purchase Price payable by Buyer at Closing hereunder, as allocated to the Metro Park North Property pursuant to Exhibit P; and (ix) all other tangible and intangible property or rights which BP Gude, LLC owns or in which BP Gude, LLC has an interest in connection with its ownership and operation of the Metro Park North Real Property, to the extent the same are assignable.

“Property” means any of the Navistar Property, and the Metro Park North Property, as the case may be.

     1.40. Purchase Price. “Purchase Price” means the purchase price being paid by Buyer to the Seller Parties for the Membership Interests, as specified in Section 2.1.

     1.41. Real Properties. “Real Properties” means, collectively, all of the following:

     (a) “Navistar Real Property” means, collectively, the Navistar Land and the Navistar Improvements.

     (b) “Metro Park North Real Property” means, collectively, the Metro Park North Land and the Metro Park North Improvements.

“Real Property” means any of the Navistar Real Property, and the Metro Park North Real Property, as the case may be.

     1.42. Seller. “Seller” has the meaning set forth in the last paragraph of the preamble.

     1.43. Seller’s Knowledge. “Seller’s Knowledge” means, as to the applicable Seller or the applicable Manager, as the context of this Agreement may require, the Actual Knowledge of T. Richard Butera or Mark C. Matan, and does not imply or require any inspection, examination or other inquiry undertaken by any Seller or either of said individuals to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this

Agreement or in any of Seller’s Closing Documents. Seller represents, however, that T. Richard Butera and Mark C. Matan are individuals to whom material facts relevant to the matters covered by the representations and warranties of Seller that are set forth in this Agreement would be reported in the ordinary course of business. Notwithstanding the foregoing, or anything else set forth in this Agreement to the contrary, (i) T. Richard Butera shall not have any personal liability under this Agreement, except as set forth in Section 3.2.7; (ii) Mark C. Matan shall not have any personal liability whatsoever under this Agreement; (iii) except for T. Richard Butera as provided in clause (i) above, none of the officers, directors, stockholders, employees, agents, principals, members, partners or affiliates of the Selling Members shall have any personal liability whatsoever under this Agreement; and (iv) Buyer and Buyer’s officers, directors, employees, principals and affiliates hereby expressly disclaim and waive any and all rights they may have to bring any actions or claims against T. Richard Butera, except as set forth in Section 3.2.7, or Mark C. Matan, or any of the officers, directors, stockholders, employees, agents, principals, members, partners or affiliates of the Selling Members (except for T. Richard Butera as provided in clause (i) above), for or in connection with the provisions of this paragraph or in connection with any representations and/or warranties that are made throughout this Agreement to the applicable “Seller’s Knowledge”, or the applicable “Manager’s Knowledge”, as herein defined.

     1.44. Seller Representative. “Seller Representative” means T. Richard Butera.

     1.45. Seller Parties. “Seller Parties” has the meaning set forth in the last paragraph of the preamble.

     1.46. Seller’s Closing Documents. “Seller’s Closing Documents” has the meaning specified in the last sentence of Section 2.2.1.

     1.47. Selling Members. “Selling Members” means, collectively, Navistar Investors Manager, Navistar Investors Members, BP Gude Manager, and BP Gude Members, and “Selling Member” means any of Navistar Investors Manager, Navistar Investors Members, BP Gude Manager, and BP Gude Members, as the case may be.

     1.48. Service Contracts. “Service Contracts” mean, collectively, all of the following:

     (a) “Navistar Service Contract” means any contract or other arrangement for the provision of services relating to the construction, maintenance, repair or operation of the Navistar Property; excluding, however any property management contract or arrangement. “Navistar Service Contracts” mean, collectively, every Navistar Service Contract.

     (b) “Metro Park North Service Contract” means any contract or other arrangement for the provision of services relating to the construction, maintenance, repair or operation of the Metro Park North Property; excluding, however any property management contract or arrangement. “Metro Park North Service Contracts” mean, collectively, every Metro Park North Service Contract.

“Service Contract” means any of the Navistar Service Contracts, and the Metro Park North Service Contracts, as the case may be.

     1.49. Surveyor. “Surveyor” means Lavelle & Associates, Inc.

     1.50. Surveys. “Surveys” mean, collectively, all of the following:

     (a) That certain ALTA/ACSM Survey of the Navistar Real Property prepared by and most recently certified by the Surveyor (“Navistar Survey”).

     (b) That certain ALTA/ACSM Survey of the Metro Park North Real Property prepared by and most recently certified by the Surveyor (“Metro Park North Survey”).

     (c)

     1.51. Tenant. “Tenant” means any tenant or lessee under a Lease.

     1.52. Title Commitments. “Title Commitments” means, collectively, all of the following:

     (a) A commitment for title insurance acquired by Buyer at its cost from the Title Company in connection with its proposed acquisition of the Navistar Real Property and the issuance of the Navistar Title Policy (“Navistar Title Commitment”).

     (b) A commitment for title insurance acquired by Buyer at its cost from the Title Company in connection with its proposed acquisition of the Metro Park North Real Property and the issuance of the Metro Park North Title Policy (“Metro Park North Title Commitment”).

     1.53. Title Company. “Title Company” means Chicago Title Insurance Company.

     1.54. Title Policies. “Title Policies” means, collectively, all of the following:

     (a) “Navistar Title Policy” means an ALTA owner’s policy of title insurance, in the amount of the Purchase Price that has been allocated to the Navistar Property, as reflected on Exhibit P attached hereto, insuring, at standard rates (excluding endorsement premiums), fee simple title to the Navistar Real Property pursuant to the Navistar Title Commitment, under the latest ALTA standard full coverage owner’s title insurance policy form, which shall contain no exceptions except for the Navistar Permitted Exceptions and shall be dated as of the Closing Date, as more fully described below in Section 2.3.3.

     (b) “Metro Park North Title Policy” means an ALTA owner’s policy of title insurance, in the amount of the Purchase Price that has been allocated to the Metro Park North Property, as reflected on Exhibit P attached hereto, insuring, at standard rates (excluding endorsement premiums), fee simple title to the Metro Park North Real Property pursuant to the Metro Park North Title Commitment, under the latest ALTA standard full coverage owner’s title insurance policy form, which shall contain no exceptions except for the Metro Park North Permitted Exceptions and shall be dated as of the Closing Date, as more fully described below in Section 2.3.3.

     1.55. Waiver of Claims. “Waiver of Claims” means a written waiver of any claims against (A) the applicable LLC to be executed by the applicable Selling Members pursuant to Section 3.2.1.B(x); and (B) the applicable Selling Members to be executed by the applicable LLC pursuant to Section 3.2.1.B(x).

     1.56. Other Definitions. Terms defined in any other part of this Agreement shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

ARTICLE 2
COVENANT OF PURCHASE AND SALE AND INSTRUCTIONS TO ESCROW AGENT

     In accordance with and subject to the terms and conditions of this Agreement, for and in consideration of the Purchase Price, each of the Selling Members shall sell to Buyer, and Buyer shall purchase from each of the Selling Members, one hundred percent (100%) of the Membership Interests in each of the LLCs. No later than two (2) Business Days after the Effective Date, Buyer shall deliver a copy of this Agreement to Escrow Agent, and Escrow Agent shall promptly notify Seller Representative on behalf of all of the Seller Parties, of such delivery and shall evidence its agreement to act as Escrow Agent hereunder by countersigning and delivering to Buyer and Seller Representative, on behalf of all of the Seller Parties, a copy of this Agreement.

     On the Closing Date, Seller Representative shall, in coordination with the Buyer, cause its accountants to close the books of the LLCs. Seller Representative shall, under its direction and control, cause a tax return to be prepared and filed for each of the LLCs for the period from January 1, 2004 through the Closing Date. Further, Buyer shall not, and shall require that the LLCs shall not, amend any tax returns filed by such LLCs with respect to any periods ending on or prior to the Closing Date.

     In connection with the administration of Escrow and Closing, Buyer and the Seller Parties hereby agree, and advise and instruct Escrow Agent, as follows:

     2.1 Purchase Price. The aggregate Purchase Price for the Membership Interests shall be Sixty Three Million Dollars ($63,000,000.00) (the “Purchase Price”), which shall be payable as provided below. The Purchase Price shall be allocated among the Membership Interests in accordance with Exhibit P attached hereto (the “Purchase Price Allocation”).

     2.1.1 Buyer’s Deposit.

               2.1.1.1 Buyer’s Deposit. Within two (2) business days after full execution of this Agreement by the Buyer and Seller Parties, Buyer shall deliver to Escrow Agent a deposit (the “Deposit”) either, at Buyer’s election, (i) in the form of cash or immediately available federal funds in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), to be held in escrow in an interest bearing account; or (ii) in the form of an irrevocable commercial letter of credit having an expiration date no earlier than six (6) months after the Effective Date of this Agreement, and issued by a bank or other financial institution that is acceptable to Seller in its reasonable discretion and capable of being drawn in person at a financial institution located in the Washington, DC metropolitan area (collectively with any additional letters of credit or replacements therefor or extensions thereof being referred to herein as the “Credit”). The Deposit whether in the form of cash or Credit, shall be dealt with by the Escrow Agent in conformity with the terms of this Agreement. All interest earned on the Deposit shall be paid to the Party entitled to receive the Deposit pursuant to the terms of this Agreement. The term “Deposit”, as used in this Agreement, shall include any interest that may accrue on any cash Deposit. The Deposit shall be allocated among the Membership Interests as follows: $873,000.00 of the Deposit shall be allocated to the Navistar Investors, LLC Membership Interests, and $1,627,000.00 of the Deposit shall be allocated to the BP Gude, LLC Membership Interests. Any Credit given as the Deposit shall be issued to the Seller and Escrow Agent, as their interests may appear, by a commercial banking institution reasonably acceptable to Seller, shall be delivered to Escrow Agent, and shall be in substantially the form of Exhibit R attached hereto and incorporated herein by this reference. Any Credit may be drawn upon: (1) by any Seller, if Buyer is in default of its obligations under this Agreement beyond any applicable notice and cure period specified herein; or (2) by Escrow Agent, if the Credit is due to expire within thirty (30) days and the expiration date of the Credit has not been extended as required by the terms of this Section 2.1.1. In the event that the Credit shall be due to expire prior to the Closing Date, Buyer shall, at least thirty (30) days prior to the expiration of the Credit or each subsequent Credit, substitute a replacement Credit or cause the issuer to extend the expiration date of the Credit in such intervals of up to six (6) months each from time to time as may be necessary to cause the expiration date of the Credit to be at least thirty (30) days after the reasonably anticipated date of Closing. If the Credit has not been extended or a replacement Credit substituted therefor as hereinabove required, Escrow Agent shall, upon the written direction of Seller, draw upon the Credit, in which event the funds received upon such draw shall be deemed to constitute the Deposit and shall be deposited in conformity with the provisions of Section 2.1.1.2, and otherwise shall be held and dealt with as provided in this Agreement for a cash Deposit. Whenever Seller is entitled to the Deposit as provided in this Agreement, Escrow Agent shall, upon the written direction of Seller, immediately deliver the Credit to Seller. Whenever Escrow Agent is required to draw against the Credit as provided in this Agreement, Escrow Agent shall promptly do so and hold the proceeds thereof in escrow as provided in this Agreement for a cash Deposit. If a dispute shall arise with respect to the Deposit, Escrow Agent shall continue to hold any Credit or other Deposit pursuant to the terms of this Section 2.1.1, and Buyer shall extend the maturity of the Credit for periods of up to six (6) months each as necessary from time to time to permit resolution of such dispute prior to the expiration of the Credit, and the provisions of this Section 2.1.1 permitting the Credit to be drawn shall apply in the event Buyer shall fail to extend the Credit as required at any time. The obligations of the Escrow Agent with respect to the Deposit shall be g overned by the terms and conditions set forth below in this Article 2.

               2.1.1.2 Investment of Cash Deposit. Any cash Deposit, while held in Escrow, shall be held by the Escrow Agent in escrow and invested in an interest bearing money market account that is mutually approved by Seller Representative, on behalf of the Seller Parties, and Buyer, such approval not to be unreasonably withheld, conditioned or delayed. All interest earned on any cash Deposit while in Escrow shall be added to, and become part of, the Deposit.

               2.1.1.3 Application of Deposit. In the event that Buyer terminates this Agreement after the Effective Date in conformity with Buyer’s rights hereunder, Escrow Agent shall, immediately upon receipt of written notice thereof from both Buyer and Seller Representative, on behalf of the Seller Parties, to Escrow Agent deliver the Deposit to Buyer; provided, however, that if Buyer terminates this Agreement pursuant to the terms and conditions of Section 2.4 hereof on or before the Feasibility Period Expiration Date, then Escrow Agent shall return the Deposit to Buyer upon its receipt of such Buyer’s written request and without authorization from any of the Seller Parties or the Seller Representative. If Buyer, in breach of its obligations under this Agreement, defaults in its obligations to purchase the Membership Interests subject to and in conformity with the terms and conditions of this Agreement, the Seller Parties, as their sole and exclusive remedy hereunder, shall be entitled to receive the Deposit as liquidated damages (and not as a penalty), as more fully provided in Section 3.22. At Closing, Escrow Agent shall apply the applicable portion of any cash Deposit against the Purchase Price with respect to the Membership Interests then being acquired, or if the Deposit is in the form of a Credit, Escrow Agent shall return the Credit to Buyer. Following the Feasibility Period Expiration Date, the Deposit shall be non-refundable to the Buyer except in the event of a failed condition precedent to the obligation of the Buyer to close hereunder as set forth in Section 3.3 or in the event of a default by any of the Seller Parties under this Agreement which remains uncured beyond any applicable notice and cure period provided in this Agreement.

               2.1.1.4 Duties and Liabilities of Escrow Agent. Escrow Agent shall not be liable to any of the Parties in connection with the performance of any duty imposed upon Escrow Agent hereunder for any action taken by Escrow Agent in good faith in conformity with the provisions of this Agreement in holding or dealing with the Deposit, except for the negligence or misconduct of Escrow Agent. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be executed and presented by the proper person. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. In the event that (i) Escrow Agent shall be uncertain as to its rights or duties hereunder, (ii) Escrow Agent shall receive instructions from the Buyer or Seller Representative on behalf of the Seller Parties or the issuer of the Credit (if applicable) which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions hereof, or (iii) Escrow Agent shall receive conflicting demands from the Buyer or Seller Representative on behalf of the Seller Parties or the issuer of the Credit (if applicable) with respect to the Deposit or directing Escrow Agent to take any action with respect to the Deposit, Escrow Agent may take affirmative steps in order to terminate its duties hereunder by depositing the Deposit with the clerk of court for the Circuit Court for Montgomery County, Maryland in an action for interpleader, naming the conflicting claimants as parties in such action. The reasonable costs and expenses of Escrow Agent in connection with filing such an interpleader action, not to exceed a total of $5,000 shall be divided equally between the Buyer and the Seller Parties.

               2.1.1.5 EINs. For the information of Escrow Agent, the Employer Identification Number of the FP-LP is 52-2057842 and the Employer Identification Number of Navistar Investors, LLC is 52-2322770, and the Employer Identification Number of BP Gude, LLC is 45-0463616.

     2.1.2 Balance of the Purchase Price (and Other Funds Required for Closing). On the Closing Date, the FP LLC Buyers shall take title to the Membership Interests, with the Properties remaining subject to the lien of the applicable “Existing Deed(s) of Trust” (as defined on Exhibit Q hereto) and the terms and conditions of the other applicable “Existing Financing Documents” (as defined below in Section 2.3.5.1), and Buyer shall deposit in Escrow with Escrow Agent immediately available federal funds in an amount equal to the difference between the Purchase Price and the outstanding principal balance under the “Existing Notes” (as defined below in Section 2.3.5.1) on the Closing Date, plus Buyer’s share of Closing costs under Section 2.6, plus the balance as of the Closing Date of the “Existing Lender Escrows” (as defined below in Section 3.2.1.A(xxiv)(B)) held by the “Existing Lenders” (as defined below in Section 2.3.5.1), plus cash held in any lockbox account, or any cash management account, or any “sweep” account, or any other type of controlled account, with the Existing Lenders not delivered to the Seller Parties prior to Closing, minus the amount of any cash Deposit (if applicable), and plus or minus (as the case may be) the net amount of prorations and other credits under Section 2.5.

     2.2 Escrow Deposits.

          2.2.1 By the Seller Parties. On the Closing Date, the Seller Parties, as applicable, shall deposit or cause to be deposited in Escrow, for each applicable LLC in which the Selling Members are selling their respective Membership Interests in that LLC and that LLC’s respective Property or Properties:

               (i) An Assignment of Membership Interests duly executed by each of the applicable Selling Members for all of the applicable LLC Membership Interests.

               (ii) The applicable LLC Instrument Amendments for the applicable LLC duly executed by applicable LLC and each of the applicable Selling Members.

               (iii) The Closing Indemnity Agreement for the applicable LLC duly executed by the applicable Selling Members.

               (iv) The Waiver of Claims for the applicable LLC duly executed by the applicable Selling Members.

               (v) A FIRPTA Certificate duly executed by the applicable Manager on behalf of the applicable LLC with respect to that LLC’s Property or Properties subject to and in conformity with the terms and provisions of this Agreement.

               (vi) The applicable Seller’s Closing Certificate, dated as of Closing, duly executed by the applicable Manager on behalf of the applicable LLC, subject to and in conformity with the terms and provisions of this Agreement, that all of the warranties and representations contained in Section 3.2.1.(A), relating to the applicable LLC’s Property or Properties, or the applicable LLC or the applicable LLC Membership Interests or the applicable Selling Members, are true and correct in all material respects as of the Closing Date, except for matters specified in such Seller’s Closing Certificate, which matters must be reasonably satisfactory to Buyer.

               (vii) The original (or, where an original is not available, a copy) of each applicable Lease and Service Contract, and all applicable Plans, Environmental Reports and Property Document Deliveries for the applicable Properties (the “LLC Originals”); provided, however, that, instead of delivering the LLC Originals and other documents and materials identified above to Buyer through Escrow, each applicable LLC may deliver any or all of the LLC Originals directly to Buyer.

               (viii) All tenant files pertaining to the operation of the applicable LLC’s Property or Properties not theretofore delivered, subject to the applicable Seller Parties’ continued right of access thereto for a reasonable period after Closing for proper purposes.

               (ix) An Owner’s Affidavit from the applicable Manager for the applicable LLC subject to and in conformity with the terms and provisions of this Agreement.

               (x) A “gap” indemnity agreement from the applicable Manager for the applicable LLC subject to and in conformity with the terms and provisions of this Agreement and as is customarily required by the Title Company in connection with conducting a “New York style” closing.

               (xi) Such other documents as the Title Company may reasonably require to effect Closing on the purchase and sale of the applicable LLC Membership Interest, on terms and conditions reasonably acceptable to the applicable Seller, including, but not limited to, such documents that apply to the applicable LLC as reflected on Schedule B-1 to the applicable Title Commitment, as the same may be amended to reflect the acquisition of the applicable LLC Membership Interests.

               (xii) The Final Certified Rent Roll for the applicable LLC’s Property or Properties (as defined in Section 3.3.5).

               (xiii) The Affidavit for Non-Imputation Endorsement from the applicable Selling Members subject to and in conformity with the terms and provisions of this Agreement.

               (xiv) Such documents as may be reasonably required to permit Buyer to take title to the applicable LLC Membership Interests with that LLC’s respective Property or Properties remaining subject to the lien of the applicable Existing Deed(s) of Trust and the other applicable Existing Financing Documents, on terms and conditions reasonably acceptable to Seller.

               (xv) The Updated Balance Sheet for the applicable LLC (as defined in Section 3.3.7(iv)).

               (xvi) Such other documents and instruments as may be reasonably required from the applicable LLC and/or the applicable Selling Members to consummate the transaction contemplated by this Agreement with respect to the applicable LLC Membership Interests subject to and in conformity with the terms and provisions hereof and on terms and conditions reasonably acceptable to Seller.

     Each of the documents specified in this Section 2.2.1 (collectively, “Seller’s Closing Documents”) shall, as applicable, have been duly executed and, if appropriate, acknowledged, by the applicable Seller Parties and shall be subject to and in conformity with the terms and provisions hereof, and otherwise in form and content reasonably acceptable to both Seller and Buyer (to extent that the form of any such document is not attached to this Agreement).

          2.2.2 By Buyer. In addition to the deposit of funds under Section 2.1.2, on the Closing Date, the Buyer shall duly execute, deliver and deposit or cause to be deposited in Escrow, for each applicable LLC in which the Selling Members are selling their respective Membership Interests in the LLC and that LLC’s respective Property or Properties:

               (i) A counterpart of the Assignment of Membership Interests for all of the applicable LLC Membership Interests.

               (ii) Counterparts of the applicable LLC Instrument Amendments for each applicable LLC.

               (iii) Counterparts of the Waiver of Claims duly executed by the applicable Selling Members pursuant to Section 3.2.1.B(x).

               (iv) Counterparts of the Closing Indemnity Agreement duly executed by the applicable Selling Members.

               (v) Buyer’s Closing Certificate, dated as of Closing, duly executed by Buyer, subject to and in conformity with the terms and provisions of this Agreement, that all of the warranties and representations contained in Section 3.2.2 are true and correct in all material respects as of the Closing Date, except for matters specified in such Buyer’s Closing Certificate, which matters are reasonably satisfactory to Seller.

               (vi) Such other documents as the Title Company may reasonably require to effect Closing on the purchase and sale of the applicable LLC Membership Interests, on terms and conditions reasonably acceptable to Buyer, including, but not limited to, such documents that apply to Buyer as reflected on Schedule B-1 to each applicable Title Commitment, as the same may be amended to reflect the acquisition of the applicable LLC Membership Interests.

               (vii) Such documents as may be reasonably required to permit Buyer to take title to the applicable LLC Membership Interests with that LLC’s respective Property or Properties remaining subject to the lien of the applicable Existing Deed(s) of Trust and the other applicable Existing Financing Documents, on terms and conditions reasonably acceptable to Buyer, including, without limitation, all guaranties that the Existing Lenders require to approve the assumption of all Existing Financing by Buyer consistent with the requirements, terms and conditions of all Existing Financing Documents.

               (viii) Such other documents and instruments as may be reasonably required from Buyer to consummate the transaction contemplated by this Agreement with respect to the applicable LLC Membership Interests subject to and in conformity with the terms and provisions hereof and on terms and conditions reasonably acceptable to Buyer.

Each of the documents specified in this Section 2.2.2 (“Buyer’s Closing Documents”) shall have been duly executed and, if appropriate, acknowledged by Buyer, and shall be subject to and in conformity with the terms and provisions hereof, and otherwise in form and content reasonably acceptable to both Seller and Buyer (to extent that the form of any such document is not attached to this Agreement).

     2.3 Due Diligence; Title Insurance; Existing Financing.

     2.3.1 Buyer shall have the right at any time to examine title to, and the operation and condition of, the Properties and receive copies of any and all documents relating to title to, or the operation or condition of, the Properties, and, subject to the rights of Tenants at the Properties, to enter upon, test, study, survey, inspect, and conduct engineering, architectural, environmental, soil, economic and other tests on the Properties as Buyer deems necessary or desirable in order to evaluate the Properties; provided, however, that Buyer shall (i) give Seller reasonable prior written notice of the time and place of such entry, in order to permit a representative of Seller to accompany Buyer; (ii) use its best efforts not to interfere with the operations of the Properties or any Tenant thereof; (iii) restore any damage to the Properties or any adjacent property caused by such actions; (iv) not enter into any Tenant’s leased premises or communicate with any Tenant unless accompanied by Seller or a Seller’s representative in each instance; (v) prior to entry onto the Properties, furnish Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least $1,000,000 (and aggregate coverage of $2,000,000) and naming Seller and its property manager as additional insureds; and (vi) not conduct any environmental investigations or testing other than a standard “Phase I” investigation, without the prior written approval of Seller in its sole and absolute discretion. The LLCs shall reasonably cooperate with Buyer (at no cost, liability or expense to the LLCs) in Buyer’s conducting such due diligence, and each of the LLCs hereby grants to Buyer access to the Properties to conduct such due diligence subject to the terms and provisions of this Agreement. Seller Representative shall also permit Buyer and its accountant’s full access to the books and records of the LLCs upon reasonable prior telephonic notice so as to permit Buyer to review, verify, and/or audit the financial data furnished to Buyer by the LLCs pursuant to the terms of this Agreement.

     2.3.2 Prior to the Effective Date, the LLCs have delivered to Buyer, and Buyer hereby acknowledges receipt of, the Existing Title Policies and the Surveys. Promptly following the Effective Date, (i) Buyer shall order the Title Commitments from the Title Company; and (ii) Buyer may order an update of the Surveys from an engineering firm selected by Buyer (the “Buyer’s Survey Update(s)”). On or before 5:00 p.m. (Eastern Time) on October 29, 2004 (the “Title/Survey Objection Date”), Buyer shall advise the Seller by written notice (the “Buyer’s Title Objection Notice”) of any objections that Buyer may have to (1) the title exceptions reflected in the Title Commitments; (2) any matters reflected on the Surveys, as updated by the Buyer’s Survey Updates, if applicable; and (3) any zoning matters affecting any of the Properties. Any title exceptions reflected in the Title Commitments or matters reflected on the Surveys, as updated by the Buyer’s Survey Updates, if applicable, or zoning matters affecting any of the Properties, as to which Buyer does not object in the Buyer’s Title Objection Notice shall be included within the meaning of the term “ Navistar Property Permitted Exceptions”, and/or “ Metro Park North Property Permitted Exceptions ”, as applicable. By no later than five (5) Business Days after the Title/Survey Objection Date, the applicable Seller Parties shall advise Buyer by written notice (the “Seller’s Title Notice”) as to whether the applicable Seller Parties intend to correct the objectionable matters reflected in the Buyer’s Title Objection Notice. Seller shall have no obligation whatsoever to correct any objectionable matters reflected in the Buyer’s Title Objection Notice, subject to Section 2.3.4 below. In the event that Purchaser does not receive a Seller’s Title Notice or Seller’s Title Notice does not address any of the objectionable matters raised by Buyer in Buyer’s Title Objection Notice, Seller shall be deemed to have elected not to cure any such objectionable items raised in Buyer’s Title Objection Notice. Any objectionable matters that the applicable Seller agrees to correct in its sole and absolute discretion shall be corrected by the applicable Seller prior to Closing and the correction of such objectionable matters by the applicable Seller shall be a condition precedent to Buyer’s obligations to proceed to Closing hereunder. Notwithstanding the foregoing provision, any objectionable matter(s) that the applicable Seller agrees to correct, but is unable to correct prior to Closing, shall not constitute a default on the part of any of the Seller Parties, but shall simply be a failed condition precedent to the obligation of the Buyer to close hereunder. In addition to (and not in limitation of) Buyer’s other termination rights specified in Section 2.4, if the Seller’s Title Notice reflects that any of the Seller Parties does not intend to correct some or all of the objectionable matters specified in the Buyer’s Title Objection Notice or if Seller is deemed to have elected not to cure such items, Buyer shall have the right, exercisable by written notice to the Seller given on or before the earlier to occur of (i) the fifth (5th) Business Day following Buyer’s receipt of Seller’s Title Notice, or (ii) the tenth (10th) business day following Buyer’s delivery of Buyer’s Title Objection Notice, in the event that Buyer does not receive a Seller’s Title Notice addressing all items raised in Buyer’s Title Objection Notice, to terminate this Agreement. Buyer’s failure to timely respond shall be deemed Buyer’s option to terminate this Agreement. In the event that Buyer elects not to terminate this Agreement and to proceed to Closing hereunder, the matters reflected in Buyer’s Title Objection Notice that any of the Seller Parties elects not to correct (as reflected in the Seller’s Title Notice) shall be deemed “Permitted Exceptions” hereunder.

     2.3.3 Issuance of Title Policies. Buyer shall have the right to cause the Title Company to issue to Buyer as soon as practicable after Closing the Title Policies pursuant to the Title Commitments in the applicable amount of the Purchase Price as reflected on the Purchase Price Allocation attached hereto as Exhibit P insuring good of record and in fact and marketable fee simple title to each of the Properties.

     2.3.4 Satisfaction and Removal of Liens, Monetary Encumbrances and Judgments. Notwithstanding any other provision hereof, on or before Closing (or from proceeds of Closing), the Seller Parties shall be obligated at their sole cost and expense to satisfy and release of record: (i) any mechanics’, materialman or similar liens, and any monetary liens evidencing a claim against any of the Seller Parties for the satisfaction of any monetary obligations in a liquidated amount (including any tax and/or judgment liens other than real estate tax liens and assessments which are a lien but not yet billed, or not yet due and payable) for an aggregate liquidated sum of up to $500,000 filed against the Properties and affecting title to the Properties or the Membership

Interests, as applicable, and the Selling Members shall convey the Membership Interests to the FP LLC Buyers free and clear of all such liens, encumbrances and judgments, with the applicable LLC Properties free and clear of all such liens, encumbrances and judgments; and (ii) all liens securing any financing obtained by any of the Seller Parties, except for the liens of the Existing Deeds of Trust and other Existing Financing Documents.

     2.3.5. Existing Financing.

          2.3.5.1 (a) The Navistar Property is currently encumbered by and subject to the lien of an existing deed of trust (“Existing Deed of Trust #1”), securing a loan previously advanced by UBS Warburg Real Estate Investments Inc., with Existing Deed of Trust #1 being in the original principal amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.000), with a current outstanding principal balance of approximately Thirteen Million One Hundred Thirteen Thousand Seven Hundred Eleven Dollars and Forty-Six Cents ($13,113,711.46) (“Existing Financing #1”), which Existing Financing #1 is currently held by LaSalle Bank National Association, as Trustee (the “Existing Lender #1). Existing Financing #1 is evidenced by a promissory note dated June 27, 2001, in the original face amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.000), bearing interest at the rate of seven and 48/100 percent (7.48%) per annum, payable in monthly installments of principal and interest in the amount of Ninety Four Thousand Two Hundred Nine Dollars and Fourteen Cents ($94,209.14) (“Existing Note #1”). Existing Lender #1 is the current holder of Existing Note #1 and the beneficiary of Existing Deed of Trust #1. A list of all of the documents evidencing and securing Existing Financing #1 (collectively, the “Existing Financing #1 Documents”) is attached hereto as Exhibit Q.

          (b) The Metro Park North Property is currently encumbered by and subject to the lien of an existing deed of trust (“Existing Deed of Trust #2”), securing a loan previously advanced by UBS Warburg Real Estate Investments Inc., with Existing Deed of Trust #2 being in the original principal amount of Twenty Four Million Seven Hundred Thousand Dollars ($24,700,000.00), with a current outstanding principal balance of approximately Twenty Four Million Two Hundred Sixty Thousand Two Hundred Two Dollars and Seventy-Nine Cents ($24,260,202.79) (“Existing Financing #2”), which Existing Financing #2 is currently held by LaSalle Bank National Association, as Trustee (the “Existing Lender #2). Existing Financing #2 is evidenced by a promissory note dated February 11, 2002, in the original face amount of Twenty Four Million Seven Hundred Thousand Dollars ($24,700,000.00), bearing interest at the rate of seven and 11/100 percent (7.11%) per annum, payable in monthly installments of principal and interest in the amount of One Hundred Sixty Nine Thousand Twenty Eight Dollars and Nine Cents ($169,028.09) (“Existing Note #2”). Existing Lender #2 is the current holder of Existing Note #2 and the beneficiary of Existing Deed of Trust #2. A list of all of the documents evidencing and securing Existing Financing #2 (collectively, the “Existing Financing #2 Documents”) is attached hereto as Exhibit Q.

          (c) For purposes of this Agreement: (i) “Existing Deed of Trust” means either of Existing Deed of Trust #1 or Existing Deed of Trust #2, as the case may be, and “Existing Deeds of Trust” mean, collectively, every Existing Deed of Trust; (ii) “Existing Financing” means either of Existing Financing #1 or Existing Financing #2, as the case may be, and “Existing Financing” also means, collectively every Existing Financing; (iii) “Existing Lender” means either of Existing Lender #1 or Existing Lender #2, as the case may be, and “Existing Lenders” mean, collectively, every Existing Lender; (iv) “Existing Note” means either of Existing Note #1 or Existing Note #2, as the case may be, and “Existing Notes” mean, collectively, every Existing Note; and (v) “Existing Financing Documents” means any of Existing Financing #1 Documents and Existing Financing #2 Documents, as the case may be, and “Existing Financing Documents” also mean, collectively, all Existing Financing Documents.

          2.3.5.2 Subject to the terms and conditions of this Agreement, at Closing, Buyer shall take title to the Membership Interests, with the Properties remaining subject to the lien of the applicable Existing Deed of Trust and the terms and conditions of the other applicable Existing Financing Documents. During the period from the Effective Date and until Closing hereunder, the Seller Parties and the Buyer shall use diligent, commercially reasonable, good faith efforts to obtain the approval of the Existing Lenders to the transactions contemplated by this Agreement and a written release executed by each of the Existing Lenders of all obligations of T. Richard Butera under or in connection with the Existing Financing in form and content reasonably acceptable to T. Richard Butera, the Seller Representative named herein (the “Existing Financing Releases”). The obligations of the Seller Parties to proceed to Closing hereunder shall be conditioned upon the Seller Representative receiving at Closing the Existing Financing Releases.

          2.3.5.3 Each of the LLCs covenants, agrees and warrants to the Buyer as follows with respect to the Existing Financing: (i) the list of the Existing Financing Documents attached hereto as Exhibit Q constitutes all of the documents or instruments evidencing or securing the Existing Financing, there being no amendments or modifications thereto except as noted on Exhibit Q hereto; (ii) if not previously delivered, within five (5) Business Days after the Effective Date hereof, the LLCs shall deliver to Buyer, true, correct and complete copies of each the Existing Financing Documents listed on Exhibit Q hereto; and (iii) each of the LLCs shall until Closing (A) fully and timely perform all of their respective payment and other material obligations under the Existing Financing Documents; (B) not make any voluntary principal prepayments of the Existing Notes (i.e., no principal payments greater than those mandatory principal payments presently required by the terms of the Existing Notes); and (C) not join in or consent to any modifications of the Existing Financing Documents without Buyer’s prior written consent thereto in each instance which consent may be granted or withheld in Buyer’s reasonable discretion.

          2.3.5.4 The obligations of the Buyer to proceed to Closing hereunder shall be conditioned upon Buyer receiving at Closing evidence that the LLCs have paid each of the mortgage payments due and payable for the month in which Closing occurs and a statement (which may be included as a part of any loan assignment and/or assumption agreement) from each of the Existing Lenders (the “Existing Lender Statement”), dated no more than ten (10) Business Days prior to Closing, setting forth the following with respect to the applicable Existing Financing: (i) the outstanding principal balance of the applicable Existing Note; (ii) the interest rate payable on the applicable Existing Note and the latest date to which interest has been paid thereon; (iii) the current balance of the escrow accounts for real property taxes and insurance premiums, the current balance of the replacement reserves, the current balance of the tenant improvement and/or leasing commission reserves, and any other reserve or escrow accounts required to be maintained pursuant to the terms of the applicable Existing Financing Documents;

and (iv) the amount of the required monthly payment to each such escrow or reserve and the latest date to which such payments have been made. The LLCs agree to reasonably cooperate with Buyer, at no cost to the LLCs (other than their own legal fees), in obtaining each Existing Lender Statement and otherwise causing the applicable Existing Lender to permit the FP LLC Buyers to take title to the Membership Interests, with the Properties remaining subject to the lien of the applicable Existing Deed(s) of Trust. Buyer shall pay the costs associated with the assumption of all Existing Financing as and when required, including, without limitation, all assumption fees, application fees, non-refundable deposit fees or retainers, and all other charges required to be paid to each Existing Lender and all of each Existing Lender’s legal fees and other consultant fees, which obligations shall survive Closing or other termination of this Agreement.

     2.4 Termination Prior to Feasibility Period Expiration Date. Buyer shall have the right, in its sole and absolute discretion, to either proceed to Closing hereunder in accordance with the terms hereof following the Feasibility Period Expiration Date or to terminate this Agreement on or before the Feasibility Period Expiration Date. In the event that Buyer has not given the Seller Representative, on behalf of the Seller Parties, written notice that Buyer intends to proceed under this Agreement following the Feasibility Period Expiration Date on or before 5:00 p.m., Eastern Standard Time (the “Notice to Proceed”), on the Feasibility Period Expiration Date, Buyer shall be deemed to have terminated this Agreement, in which event, the Parties shall have no further liabilities or obligations hereunder, except for such liabilities and obligations that expressly survive the termination of this Agreement, and the Deposit, together with all accrued interest thereon, shall be refunded in full to Buyer by Escrow Agent. In the event that Buyer timely issues the Notice to Proceed to Seller in conformity with this Section 2.4, the Buyer and the Seller Parties shall proceed to Closing under this Agreement subject to and upon the terms and conditions hereof, and the Deposit shall be non-refundable except in the event of a failed condition precedent to Buyer’s obligations to close hereunder or in the event of a default hereunder by any of the Seller Parties, which continues beyond the expiration of any applicable notice or cure period.

     2.5 Prorations and Credits.

     2.5.1 Prorated Items. The following items (on an accrual basis) shall be prorated between the applicable Seller Parties and the Buyer with respect to each of the applicable Properties as of 12:00:01 a.m., local time, on the Closing Date:

          2.5.1.1 Rents. Rents and other fixed periodic payments under each Lease. No proration shall be made of any such rents or other payments that have not been actually received from Tenants as of the Closing Date.

          2.5.1.2 Taxes. All real estate taxes and assessments, general and special (including, without limitation, the current year’s installment of any bond assessments) and all personal property taxes with respect to the Properties.

          2.5.1.3 Operating Expenses. For purposes hereof, “Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Properties, including, without limitation, all assessments and charges imposed with respect to the Properties pursuant to any declaration of covenants, conditions and restrictions, water and sewer charges, public telephone and other public utilities, common area maintenance and utility charges, vault charges, personal property taxes, and periodic charges payable under the Service Contracts, but not including any costs, expenses, charges or fees that are the direct responsibility of a Tenant under a Lease. All Operating Expenses shall be prorated between Seller and Buyer as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs for monthly expenses, and based on a 365-day year for annual expenses. Seller shall be responsible for all Operating Expenses attributable to the period before the Closing Date and Buyer shall be responsible for all Operating Expenses attributable to the period on and after the Closing Date. To the extent commercially reasonable and practicable, Seller and Buyer shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services that are not the direct responsibility of Tenants. If billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings. If billings or meter readings as of the Business Day preceding the Closing Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued.

          2.5.1.4 Other Revenue and Expenses. All other recurring operating receipts, recurring revenues and recurring expenses or charges attributable to the Properties, including (without limitation) recurring charges under each of the Service Contracts, electric utility charges paid by Tenants of the Properties to the applicable Seller Parties, utility expenses, water and sewer rents, or similar charges or fees, inventories of supplies and fuel oil and gas (if applicable), and accrued but unpaid interest on all Existing Financing, but excluding insurance premiums. The applicable Seller’s insurance with respect to its respective Properties shall terminate as of Closing and shall not be assigned to Buyer.

     2.5.2 Credits. At Closing, the applicable Seller Parties shall deliver to Buyer, or make appropriate adjustments for, all unapplied Tenant security deposits and the like, together with contractual interest (if any) owed to Tenants, held by each of the LLCs. Pursuant to the applicable Closing Indemnity Agreement, the applicable LLC and the Buyer shall indemnify, defend and save harmless the applicable Manager from and against any claims relating to the applicable LLC’s or the Buyer’s application or holding of such deposits and interest, which the Buyer has received or for which an adjustment has been made at Closing, from and after Closing, but the Buyer shall not indemnify any of the Seller Parties for any amount in excess of the sums so delivered or the amount of such adjustment. Pursuant to the applicable Closing Indemnity Agreement, the applicable Manager of the applicable LLC shall indemnify, defend and save harmless the applicable LLC and the Buyer from and against any claims relating to the application or holding of such deposits and interest by the applicable LLCs prior to Closing or for any claims for deposits that are not delivered to Buyer or for which an adjustment is not made in favor of the Buyer at Closing.

     2.5.3 Determination of Prorations and Credits. The prorations and credits provided for in this Section 2.5 shall be effected through Escrow, based upon:

               (i) In the case of real estate taxes and assessments, the most recent available tax bill for the applicable Real Property.

               (ii) In the case of all other prorations and credits, a proration statement which Buyer and the Seller Parties shall jointly prepare and deliver to Escrow Agent on or before the Closing Date.

After taking all such prorations and credits into account, the net amount owing to the Seller Parties or the Buyer (as the case may be) shall be added to or deducted from the proceeds of the Purchase Price payable to the Seller Parties at Closing.

     2.5.4 Utility Deposits. At Closing, the FP LLC Buyers shall pay to Seller all utility deposits and all interest accrued thereon.

     2.5.5 Closing Escrow. At Closing, (1) all operating adjustments between Buyer and the Seller Parties provided for pursuant to the terms of this Agreement shall be made on the basis of estimates (except as otherwise set forth above in 2.5.3) using the most current information available as of the Closing Date; and (2) a suitable escrow (the “Closing Escrow”), the amount and terms of which shall be reasonably satisfactory to Buyer and the Seller Parties, shall be established by the Seller Parties and held by the Escrow Agent to provide for payment of utility charges, operating expenses, contract liabilities accrued, and/or work on the Properties contracted for by or on behalf of the applicable Seller Parties, that are due and payable by the Seller Parties pursuant to the terms of this Agreement, but for which final bills are not available at Closing. Buyer and the Seller Parties agree that within sixty (60) days after the completion of Closing hereunder, Buyer and the Seller Parties shall make a final settlement of all operating adjustments to be made pursuant to the terms of this Agreement, and following such final settlement of Closing adjustments, any sums remaining in the Closing Escrow shall be paid by Escrow Agent to the Seller Parties.

     2.5.6. Tenant Related Expenses. With respect to all leasing or tenant-related expenses at the Properties, and provided that Closing occurs, Seller and Buyer intend that, from and after the Effective Date, Buyer shall solely be responsible for such costs (including, without limitation, brokerage commissions, tenant improvements, and reasonable legal fees for in-house or outside counsel), provided that such expenses were not due and owing before the Effective Date. Buyer shall provide Seller with a credit at Closing for any such post-Effective Date expenses that are actually paid by Seller. Notwithstanding the foregoing provisions to the contrary, (i) the applicable Seller Parties shall be responsible for the leasing and tenant-related expenses to be paid by the applicable Seller Parties as provided on Exhibit T attached hereto and made a part hereof, which shall be paid or accounted for at Closing; and (ii) Buyer shall be responsible for the leasing and tenant-related expenses to be paid by the Buyer as provided on Exhibit T, which shall be paid or accounted for at Closing.

     2.6 Closing Costs.

     2.6.1 Allocation of Closing Costs. Closing costs shall be allocated between Buyer and the Seller Parties as follows:

               (i) The Seller Parties shall pay:

                    (A) One-half (1/2) of the fees and expenses of Escrow Agent for administering Escrow;

                    (B) The commission due to Broker on the Closing of the Membership Interests, in accordance with a separate written agreement between the Seller Parties and the Broker;

                    (C) All costs to satisfy and release of record all liens, monetary encumbrances and judgments affecting title to the Properties or the Membership Interests and to convey the Properties and the Membership Interests to the Buyer free and clear thereof, except for the liens of the Existing Deeds of Trust and the other Existing Financing Documents, and subject to the conditions and limitations set forth in Section 2.3.4; and

                    (D) All legal fees and consulting fees, if any, incurred by the Seller Parties in connection with the transaction contemplated by this Agreement.

               (ii) Buyer shall pay:

                    (A) All costs associated with the issuance of the Title Commitments and the Title Policies, and the cost of acquiring the Buyer’s Survey Updates (if acquired by Buyer);

                    (B) One-half (1/2) of the fees and expenses of Escrow Agent for administering Escrow;

                    (C) All fees, charges and expenses related to (1) Buyer’s financing (if any) for the purchase of the Membership Interests; and (2) the assumption of all Existing Financing (other than the legal fees of the Seller Parties);

                    (D) All of the fees and costs (other than legal fees of the Seller Parties) specified in Section 2.3.5 relating to Buyer’s purchase of the Membership Interests, with the Properties remaining subject to the lien of the applicable Existing Deed of Trust and the other Existing Financing Documents;

                    (E) All costs incurred in connection with Buyer’s review of the Existing Title Policies, Surveys, and Property Document Deliveries, and with Buyer’s due diligence investigations of the Properties;

                    (F) All legal and consulting fees, if any, incurred by Buyer in connection with the transaction contemplated by this Agreement; and

                    (G) All the State and County transfer taxes (if any), recordation taxes and recording charges payable in connection with the recording of any financing documents for Buyer’s financing (if any) for the purchase of the Membership Interests.

     2.6.2 Preliminary Closing Statement. At least three (3) Business Days prior to the Closing Date, Escrow Agent shall prepare and submit to each of Buyer and the Seller Parties preliminary Closing statements, showing the Parties’ respective amounts of Closing costs, the Deposit, the net credit due to the Seller Parties or Buyer under Section 2.5 and the net amount of funds required to be deposited by Buyer in order to effect Closing hereunder.

     2.7 Closing.

     2.7.1 Time and Place. Closing shall take place at the Escrow Agent’s offices (or at another location in the Washington, D.C. metropolitan area mutually agreed upon by Buyer and the Seller Parties) on or before the Closing Date, provided that all of the conditions specified in Section 2.7.2 and Sections 3.3 and 3.4 are satisfied. If Escrow Agent is unable to close Escrow by the Closing Date in compliance with Section 2.7.2, Escrow Agent shall hold Escrow open and effect Closing as soon as it is able to do so in compliance with such provision, unless Escrow Agent receives written demand from either Buyer or the Seller Representative, on behalf of the Seller Parties, for cancellation of Escrow (in which event, Escrow Agent shall proceed in accordance with Section 2.8). Neither Party shall be required to attend Closing in person.

     2.7.2 Closing Instructions. On the Closing Date, as soon as:

               (i) The Seller Parties have delivered into Escrow Seller’s Closing Documents, and Buyer has approved Seller’s Closing Documents as satisfying the requirements of this Agreement; and

               (ii) Buyer has delivered into Escrow the funds required to effect Closing hereunder as reflected on the final closing statement that has been approved by the Parties and Buyer’s Closing Documents, and Seller has approved Buyer’s Closing Documents as satisfying the requirements of this Agreement;

     Escrow Agent shall close Escrow by:

               (iii) Disbursing the funds in Escrow as follows and otherwise in accordance with the final approved closing statement:

                    (A) To Seller by wire transfer of immediately available federal funds, the net proceeds payable to Seller pursuant the final approved closing statement; and

                    (B) To Buyer, any funds remaining in Escrow after the foregoing disbursement to Seller and payment of all of the Closing costs; and

               (iv) Delivering to Buyer the originals (if and to the extent deposited with Escrow Agent) and the rest of Seller’s Closing Documents; and

               (v) Delivering to Seller the originals (if and to the extent deposited with Escrow Agent) and the rest of the Buyer’s Closing Documents; and

               (vi) Delivering to Buyer the executed Title Policies for each of the Properties (or marked up Title Commitments in a form so that such documents constitute owner’s title insurance policies binding upon the Title Company for the benefit of Buyer for each of the Properties).

Nothing set forth in this Section 2.7.2 shall negate or modify the obligations of the Parties and the Title Company to conduct the Closing as a “New York-style” closing, subject to and in conformity with the terms and conditions of this Agreement.

     2.8 Cancellation of Escrow Without Closing. After the Closing Date, if Closing has still not occurred, upon receiving a written demand from either Party for cancellation of Escrow, Escrow Agent shall promptly deliver a copy of such demand to the other Party and shall then proceed as follows:

               (i) If, by close of business on the fifth (5th) Business Day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has not received from such other Party written instructions which conflict in any way with such demand, Escrow Agent shall cancel Escrow, disburse the Deposit as directed in such demand and return every other item deposited in Escrow to the Party which deposited the same; or

               (ii) If, by close of business on the fifth (5th) Business Day after Escrow Agent gives the other Party a copy of such demand for cancellation, Escrow Agent has received conflicting written instructions from such other Party, Escrow Agent shall take no further actions with respect to Escrow (other than to continue to invest and reinvest the Deposit as provided in Section 2.1.1) except (A) in accordance with joint written instructions of the Seller Representative, acting on behalf of the Seller Parties, and Buyer, or (B) upon advice of Escrow Agent’s legal counsel, in accordance with a certified copy of the order or judgment of any court; provided, however, that if the Seller Representative and Buyer have not provided Escrow Agent with joint written instructions as to the disposition of Escrow (and all items deposited therein) within 60 days after Escrow Agent’s receipt of such demand for cancellation, Escrow Agent shall have the right (at any time thereafter) to commence an action in interpleader in the Circuit Court for Montgomery County, Maryland against the Seller Parties and Buyer and, in connection therewith, to deposit all funds and other items held in Escrow with the court hearing such action, whereupon Escrow Agent shall be relieved of all further obligations and duties with respect to Escrow.

Each of Buyer and the LLCs shall share equally, and Buyer and the LLCs, jointly, shall hold harmless and indemnify Escrow Agent from and against, any costs and expenses incurred by it in connection with any interpleader action commenced pursuant to clause (ii) above, not to exceed a total of $5,000.00 in the aggregate. Upon cancellation of Escrow, either pursuant to this Section or other joint written instructions of the Seller Representative and Buyer, the LLCs and Buyer shall each pay one-half of Escrow Agent’s reasonable and customary cancellation fees. All notices and other communications by Escrow Agent under this Section 2.8 shall be given and delivered in accordance with Section 3.12.

     2.9 Supplemental Escrow Agreement. Buyer and the Seller Parties shall execute such supplemental escrow instructions or supplemental escrow agreement as Escrow Agent may reasonably request, provided the provisions of such supplemental escrow instructions or agreement do not materially conflict with the provisions of this Agreement. In the event of any conflict between this Agreement and such supplemental escrow instructions, the supplemental escrow instructions shall control.

ARTICLE 3
FURTHER AGREEMENTS BETWEEN BUYER AND THE SELLER PARTIES
(OF NO CONCERN TO ESCROW AGENT
EXCEPT AS EXPRESSLY REFERENCED IN ARTICLES 1 OR 2)

     3.1 Items to be Delivered Outside of Escrow.

     3.1.1 Property Document Deliveries. Prior to the Effective Date, each of the LLCs has either delivered to Buyer, or made available to Buyer at the LLCs’ business/management offices located in Frederick and Germantown, Maryland, each of the items generally specified in the schedule of documents (“Property Document Deliveries”) attached hereto as Exhibit L, to the extent such items exist and are within the Seller Parties’ possession. Buyer hereby acknowledges that it has already received the Property Document Deliveries.

     3.1.2 Return of Documents; Copies of Buyer Reports. If this Agreement terminates without Closing for any reason, Buyer shall promptly return to the LLCs each item provided pursuant to this Section 3.1 and shall diligently undertake either to have delivered to the LLCs or destroyed every copy, digest or summary made of any such item so delivered by the LLCs. In addition, if this Agreement terminates without Closing for reasons other than default by the Seller Parties, Buyer shall deliver to the LLCs copies of all feasibility reports and studies, to the extent that the same are in Buyer’s possession or control, that have been prepared by Buyer’s third party professional consultants regarding the Properties. The obligation of Buyer set forth in this Section 3.1.2 shall survive the termination of this Agreement.

     3.2 Warranties, Representations and Covenants.

     3.2.1 By the Seller Parties.

     A. Each of the Managers (as to itself only and for or in respect of matters relating to that Manager’s applicable LLC or that LLC’s respective Property or Properties only) hereby warrants, represents and/or covenants to the Buyer as follows (the representations and warranties of each of the Managers, in their respective capacities as the Managers of their respective LLCs, that are set forth in this Section 3.2.1.A being referred to herein collectively as the “Manager’s Property Representations”):

               (i) The applicable LLC is a limited liability company validly existing and in good standing under the laws of the state of its formation; is in good standing and qualified to do business in the jurisdiction where the Property or Properties owned by such LLC is located. The applicable LLC and its respective Manager has full authority, right and power to enter into this Agreement, to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby applicable to it. The applicable LLC and its respective Manager has full authority, right and power to enter into this Agreement and has caused this Agreement to be duly executed and delivered to Buyer by an individual who is duly authorized and empowered to do so. This Agreement and the applicable Seller’s Closing Documents will constitute valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies, and (ii) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect generally relating to or affecting creditors’ rights.

               (ii) The applicable LLC and its respective Manager has obtained all government or third-party consents and approvals, except for the consent of the applicable Existing Lender, necessary for the execution and delivery of this Agreement by the applicable LLC and its respective Manager, to make this Agreement binding upon the applicable LLC and its respective Manager, and to permit consummation of the transactions contemplated herein in accordance with the terms of this Agreement. The execution and performance of this Agreement by the applicable LLC and its respective Manager do not and will not violate, and are not restricted by, the terms of any other contract or instrument to which the applicable LLC or its respective Manager is a party, except for the applicable Existing Financing Documents, or any Law by which the applicable LLC, its respective Manager or any of the applicable LLC’s Property or Properties is bound.

               (iii) Within the twelve (12) month period prior to the Effective Date hereof, the applicable LLC or its respective Manager has not received any written notice from any government authority, agency, officer or insurance company that the current condition, occupancy or use of any of the applicable LLC’s Properties is not in material compliance with applicable Law or that any condition or situation exists which requires work to be done to cure a noted violation with respect to the applicable LLC’s Properties, except for failures to comply (if any) which have been remedied or will be remedied on or before the Closing Date at the sole cost and expense of the applicable LLC, subject to the conditions and limitations set forth in Section 3.3.4. The Managers shall promptly provide Buyer with copies of any such written notice received by any of the LLCs or the Managers prior to the Closing Date.

               (iv) Exhibit D-1 and Exhibit D-2 is a rent roll which identifies for the Navistar Property, and the Metro Park North Property, respectively, each existing Lease, indicating security and other deposits. To the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by the applicable LLC and the applicable Manager, Exhibit D-1 and Exhibit D-2, is true, accurate and complete as of the date of said rent roll. To the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, (i) no material default or breach exists under any Lease on the part of the applicable LLC, as landlord, and no event has occurred or has failed to occur which, with the passage of time, or the giving of notice, or both, would constitute a default on the part of the applicable LLC under any of said Leases; and (ii) no monetary default exists under any Lease on the part of a Tenant, except as otherwise listed on the Aged Delinquencies Report attached hereto as Exhibit S. To the applicable LLC’s Actual

Knowledge and the applicable Manager’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by the applicable LLC and the applicable Manager, (i) the applicable LLC and the applicable Manager has not received written notice of any material default by such LLC, as landlord, under any of said Leases that has not been cured; and (ii) the applicable LLC has not made any commitment to any Tenants to provide any benefits, services, facilities, or amenities, or to perform repairs or renovations not specified in the applicable Leases with such Tenants. Except as shown on the applicable Rent Roll, no Tenant at the applicable Property or Properties has paid any rent in advance except for the then-current month. Except as provided in Exhibit D-1 or Exhibit D-2, or as reflected in the applicable Leases, no Tenant of the applicable Properties has received or is entitled to any rebate, concession, “free rent”, abated rent (in the nature of an incentive), or other benefit. The LLCs shall not execute new leases with any new tenant with respect to any vacant space at the Properties except in accordance with the provisions of Section 3.2.1.A(xvii) hereof. The applicable Manager shall update the rent rolls for each of the applicable Properties on a monthly basis and shall promptly provide a copy of such updates to Buyer for each month after the Effective Date until Closing.

               (v) Exhibit G-1 and Exhibit G-2 correctly identifies each existing Service Contract in effect on the Effective Date and that may be in effect on the Closing Date for the Navistar Property, and the Metro Park North Property, respectively, and except as disclosed on Exhibit G-1 or Exhibit G-2, and except for utilities, no other service contract or management, service, leasing, employment or supply commitments or contracts of any kind or description are in existence with respect to the applicable Properties (or will be in existence with respect to the applicable Properties on the Closing Date). The Service Contracts available for review by Buyer are true and correct copies of the actual Service Contracts in the applicable LLC’s possession and, to the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, are the complete written documentation of all of the agreements between the applicable LLC and third party vendors.

               (vi) Within the twelve (12) month period prior to the Effective Date hereof, the applicable LLC or its respective Manager has not received (i) any written notice from any governmental agency having jurisdiction that any of the applicable Real Properties (including land, surface and subsurface soil, surface water, ground water and improvements) or any part thereof is not presently in compliance in any material respect with any applicable Environmental Laws, except as reflected in the Environmental Reports or in the Buyer’s environmental reports to be delivered to the Seller following the Effective Date hereof; and (ii) any written notice from any adjoining property owners that its respective real property (including land, surface and subsurface soil, surface water, ground water and improvements) or any part thereof is not presently in compliance in any material respect with any applicable Environmental Laws, except as reflected in the Environmental Reports or in the Buyer’s environmental reports to be delivered to the Seller following the Effective Date hereof. The applicable LLC and the applicable Manager have no Actual Knowledge of any adverse environmental conditions existing on the applicable LLC’s Property or Properties as of the Effective Date, except for those conditions reflected in the applicable Environmental Report(s) and except for those conditions reflected in Buyer’s environmental reports to be delivered to the Seller following the Effective Date hereof.

               (vii) There are no lawsuits, governmental proceedings, notices of action required to be taken, judgments, causes of action or special assessments, pending or, to the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, threatened, against the applicable LLC, whose outcome could adversely affect the operation of the applicable Properties (including, without limitation, actions for condemnation). There are no bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, pending or, to the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, threatened, against the applicable LLC.

               (viii) Except as disclosed in the applicable Existing Title Policies and/or in the applicable Title Commitments and/or in the applicable Leases and/or in the applicable Existing Financing Documents, (i) the applicable LLC has not entered into any agreement granting or creating any option or other right to acquire any legal or beneficial ownership interest in the applicable Property or Properties or any part thereof; and (ii) no person or entity has a legal or beneficial ownership interest in, or has an option to acquire any legal or beneficial ownership interest in, the applicable Property or Properties or any part thereof, the basis for which arises out of an event or circumstance that occurred during the applicable LLC’s period of ownership of its respective Property and that is not of record among the appropriate land records as of the Effective Date. The applicable LLC has not owned any interest in any real property since the date of its formation other than its respective Real Property or Real Properties owned by it as of the Effective Date.

               (ix) Except for Broker, the applicable LLC and the applicable Manager has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

               (x) All bills, accounts, invoices and/or claims for labor performed and services and materials furnished to or for the benefit of the applicable Properties prior to the Closing Date, including all utility bills, have been or will be paid in full (or for any such unpaid items an escrow shall be established at Closing); and there are no mechanic’s liens or materialman’s liens filed or, to the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, threatened, or past due utility bills on or affecting the applicable Properties. To the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by the applicable LLC and the applicable Manager, the applicable LLC has filed all federal, state and local tax returns required by applicable law to be filed by such LLC, including income tax returns and information returns, and has paid all taxes required to be paid by applicable law in respect of the periods covered by such tax returns, and all such federal, state and local tax returns filed by the applicable LLC are complete and accurate in all material respects. To the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, but upon commercially reasonable investigation and inquiry by the applicable LLC and the applicable Manager, (i) the balance sheet for the applicable LLC previously delivered to Buyer by the applicable Manager prior to the Effective Date hereof (each, an “Initial Balance Sheet”) presents, in all material respects, the assets and liabilities of the applicable LLC as of the date of such Initial Balance Sheet; and (ii) the applicable LLC has no liabilities which are not reflected, or reserved against, on such Initial Balance Sheet.

               (xi) All items of Personal Property, if any, which are included in the applicable Properties and listed on Exhibit C are owned by the applicable LLC and shall be owned by the applicable LLC on the date of Closing, free and clear of all liens, debts, charges, and encumbrances of every nature, kind, and description, except for the lien securing the applicable Existing Financing, and subject to the replacement rights relating to such personal property as are set forth herein.

               (xii) To the applicable LLC’s Actual Knowledge and the applicable Manager’s Actual Knowledge, the applicable LLC holds, and is in compliance in all material respects with, all Permits.

               (xiii) The applicable LLC has no employees for or with respect to the applicable Properties and all employees providing services to or for the benefit of the applicable Properties are employees of the applicable LLC’s property management company. The applicable LLC is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or employee benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

               (xiv) Neither the applicable LLC nor the applicable Manager is a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended to date (the “Code”), and the transaction contemplated hereby does not constitute a disposition of a U.S. real property interest by a foreign person.

               (xv) During the period from the Effective Date to the Closing Date, the applicable LLC shall:

               (A) Maintain its respective Property or Properties in its or their present condition and state of repair and maintenance (subject to casualty damage and to normal wear and tear and damages by the elements);

               (B) Subject to the terms of Section 3.2.1.A(xvii) below, continue implementation of its leasing program for space in its respective Improvements, and use commercially reasonable efforts to preserve relations with each Tenant; and

               (C) Take commercially reasonable measures consistent with the applicable LLC’s past practices to preserve and enforce all of its rights and remedies with respect to its respective Property or Properties and each respective Lease, Service Contract and Permit.

               (D) Not incur or agree to incur any obligations or liabilities, except for the applicable Existing Financing and obligations or liabilities in the ordinary course of business and/or contained in the applicable Existing Financing Documents, or incur or agree to incur any debt, except for debt or liabilities in the ordinary course of business which such liabilities and/or debt will be fully paid or discharged, as applicable, on or before the Closing Date, and except for the applicable Existing Financing which will not be discharged on or before the Closing Date, but will be assumed by Buyer as provided elsewhere in this Agreement;

               (E) Not declare or effect any repurchase or redemption or other acquisition of the Membership Interests in the applicable LLC;

               (F) Not mortgage, pledge or subject to a lien or other encumbrance any of the applicable LLC’s Property or Properties;

               (G) Not sell or transfer its respective Property or Properties; and

               (H) Not waive any rights of material value relating to the period after the Closing Date.

               (xvi) During the period from the Effective Date to the Closing Date, the applicable LLC shall comply in all material respects with the terms and conditions of all applicable Service Contracts and other agreements pertaining to the operation, management, leasing, and maintenance of the applicable Properties. Without the prior written consent of Buyer in each case, which consent will not be unreasonably withheld, delayed or conditioned, the applicable LLC shall not at any point during the period from the Effective Date to the Closing Date (i) enter into any new contracts concerning the operation, management, leasing or maintenance of the applicable Properties or services thereto which are not cancelable without premium or penalty on thirty (30) days’ notice, or (ii) make or contract for any maintenance item or capital repair exceeding a cost of $10,000.00, except in the event of an emergency (in which event, the applicable LLC shall provide Buyer with prompt notice of any emergency), unless the same is paid for in full before or at Closing. The applicable LLC shall not modify or terminate an existing applicable Service Contract other than in a manner consistent with the following restrictions: After the Effective Date, the applicable LLC may not modify or terminate any applicable Service Contract with respect to any applicable Property without Buyer’s prior written consent, which Buyer shall not unreasonably withhold, delay or condition. No approval by Buyer shall be required for any Service Contract entered into by any of the applicable LLC prior to Closing to the extent the same will be fully performed and paid for by the applicable LLC before Closing.

               (xvii) From and after the Effective Date, the applicable LLC shall not enter into any new lease or commitment to lease with respect to any portion of the applicable Properties exceeding 5,000 square feet, without Buyer’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, and with respect to any new lease or commitment to lease any portion of the applicable Properties equal to or less than 5,000 square feet, which does not require the approval of Buyer, such leases or commitments to lease, shall be at customary market rates and on customary terms and conditions. All leases referenced in Exhibit D-1 and Exhibit D-2, and any new lease or amendment entered into from and after the Effective Date conforming to the terms of this Section 3.2.1.A(xvii) or with Buyer’s prior written consent shall be deemed included within the term “Leases” as used herein and the tenants under any such new leases and/or amendments shall be deemed included within the term “Tenants” as used herein. The applicable LLC shall comply with the terms and conditions of all applicable Leases in effect at its respective Property or Properties.

               (xviii) Each of the representations and warranties given and covenants undertaken by the applicable LLC and the applicable Manager in Section 2.3.5 above with respect to the applicable Existing Financing are incorporated into this Section 3.2.1.A(xviii) by this reference. The applicable LLC shall keep the applicable Existing Financing current at all times until Closing. The applicable LLC will not further encumber its respective Properties, grant any easements or rights-of-way with respect to its Properties or in any way affect or alter the title to its Properties, and shall not engage in any activity or effect any transaction with respect to its Properties, including, but not limited to, the disposal of any items of personal property or fixtures which are attached to the realty and are part of its Properties, which is outside the normal and ordinary course of business of its Properties, without the Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion. After the Effective Date hereof, the applicable LLC shall not remove any fixtures, equipment, furnishings, and other personalty from the applicable Improvements without replacing them with items of like kind and quality.

               (xix) During the period from the Effective Date to the Closing Date, the applicable LLC and the applicable Manager shall provide Buyer, its agents, consultants, accountants and counsel upon reasonable prior notice, (A) access at all reasonable times to all of the LLC’s contracts, books and records and other documents relating to the acquisition, construction, occupancy, operation, leasing, maintenance and repair of the applicable Properties (including, without limitation, such records maintained by or otherwise in the possession of the applicable LLC’s property manager, but excluding any appraisals, budgets, internal valuations or attorney-client privileged materials), with the right to make photocopies thereof at Buyer’s expense, (B) subject to the foregoing exclusions, access to all such other information regarding the applicable Properties and in the applicable LLC’s or the applicable Manager’s possession (including copies of such contracts, books and records and other documents) as Buyer may reasonably request, and (C) subject to the rights of Tenants to the quiet enjoyment and exclusive possession of their leased premises, access to the applicable Properties at all reasonable times for purposes of conducting (at Buyer’s expense and liability) any examinations, surveys and tests as Buyer may reasonably require pursuant to the terms of this Agreement.

               (xx) The applicable Manager shall promptly furnish to Buyer copies of any and all written notices that the applicable LLC receives from federal, state or local governmental authorities having jurisdiction over the applicable Properties, any Board of Fire Underwriters and from any other body having jurisdiction with respect to the use and occupancy or physical condition of the applicable Properties.

               (xxi) The applicable Manager shall deliver to Buyer the following additional materials from time to time while this Agreement is in effect promptly upon the receipt thereof by the applicable LLC: (a) copies of any notices of violation of law received by the applicable LLC that are issued with respect to the applicable Properties; (b) copies of any additional applicable Service Contracts or amendments to applicable Service Contracts; and (c) any assessment or reassessment notices received for the applicable Properties.

               (xxii) During the period from the Effective Date to the Closing Date, the applicable LLC shall maintain in force any currently existing policy or policies of fire and extended coverage, hazard insurance and a liability insurance policy with respect to the applicable Properties in an amount not less than is presently in force. The applicable LLC and the applicable Manager has not received any written notice from the applicable Existing Lender indicating that the currently existing insurance policy or policies for the applicable Properties do not comply with the insurance requirements of the applicable Existing Lender.

               (xxiii) During the period from the Effective Date to the Closing Date, the applicable LLC shall not, and the applicable Manager shall not and shall cause the applicable LLC not to, knowingly commit any act or fail to take any required action, other than as required or permitted hereunder, which would result in any of the warranties or representations contained in this Section not being materially true or correct as of Closing.

               (xxiv) The assets of the applicable LLC at Closing shall consist only of the following (collectively, the “LLC Assets”):

                    (A) As to the applicable LLC, its respective Property or Properties (as defined herein), subject to the applicable Permitted Exceptions; and

                    (B) All real estate tax escrows, fire and casualty insurance escrows, all operating and replacement reserves and the like, and all other escrows and reserves as may be required by the applicable Existing Lender (collectively, the “Existing Lender Escrows”), subject to payment and reimbursement by Buyer to the applicable Seller Parties for the same, as provided elsewhere in this Agreement.

               (xxv) The liabilities of the applicable LLC at Closing shall consist only of the following (collectively, the “LLC Liabilities”):

                    (A) Obligations of the applicable LLC under the applicable Service Contracts, and as landlord under the Leases applicable to such LLC’s Property or Properties, and liabilities shown on the Initial Balance Sheet delivered to the Buyer by the applicable Manager for the applicable LLC, including, but not limited to, utilities, accrued real estate taxes, prepaid rents and Tenant security deposits, subject to the adjustments and prorations between the parties, as provided elsewhere in this Agreement; and

                    (B) Obligations of the applicable LLC under the applicable Existing Financing, the Permitted Exceptions and the Permits.

               (xxvi) The applicable LLC will not, as of the Closing Date, own, manage or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, or other business entity, and the Applicable LLC will not, as of the Closing Date, be a general partner, limited partner, member, manager or participant in any joint venture, partnership, or similar arrangement.

               (xxvii) At Closing, the applicable LLC and the applicable Manager shall remake and rewarrant to Buyer each of the representations and warranties given by the applicable LLC and the applicable Manager pursuant to the terms of this Section 3.2.1.A (subject to any modifications thereof made pursuant to Section 3.2.3) pursuant to the applicable Seller’s Closing Certificate.

     B. Each of the Selling Members hereby warrants, represents and/or covenants to Buyer (as to only itself, and as to only the LLC or LLCs in which the Selling Member is a member, as applicable), as follows (the representations and warranties of each of the Selling Members set forth in this Section 3.2.1.B being referred to herein collectively as the “Selling Member Representations”):

               (i) The applicable Selling Member (other than T. Richard Butera with respect to Navistar Investors, LLC) is an entity validly existing and in good standing under the laws of the state of its formation. The applicable Selling Member owns good and marketable title to its respective Membership Interests free and clear of all liens, pledges, claims and encumbrances. No Selling Member has pledged, encumbered, granted an option or right to acquire, assigned, or transferred the Membership Interests owned by such Selling Member. Except as provided in the LLC Instruments, (i) no person or entity has an option to acquire such Membership Interests, and (ii) there are no outstanding rights, options, rights of first refusal or similar rights for the purchase or acquisition of the Membership Interests owned by the applicable Selling Member in the LLCs.

               (ii) Attached hereto as Exhibit H-1 and Exhibit H-2 is a list of each of the LLC instruments and amendments for Navistar Investors, LLC, and BP Gude, LLC, respectively, comprising the applicable LLC operating agreement and articles of organization since the formation of such LLC (which are referred to herein individually as the “Navistar Investors, LLC Instruments and the BP Gude, LLC Instruments, respectively, and collectively as the “LLC Instruments”). The applicable LLC Instruments have not been modified or amended in any respect except as listed on Exhibit H-1 and Exhibit H-2, as applicable. Prior to the Effective Date, the applicable Selling Members have delivered to the Buyer true, accurate and complete copies of the applicable LLC Instruments.

               (iii) Attached hereto as Exhibit B-1 and Exhibit B-2, is a true, accurate and complete list of all current managers and members of the applicable LLC, and the respective percentage of Membership Interests owned by each such manager and member.

               (iv) The applicable Selling Member has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to convey the Membership Interests owned by such Selling Member to the Buyer in accordance with this Agreement. Except for the consent of the applicable Existing Lender, no consents or approvals of any other third parties are necessary for the applicable Selling Member to enter into and consummate Closing under this Agreement. This Agreement and the applicable Seller’s Closing Documents will constitute valid and legally binding obligations of the applicable Selling Member, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies, and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

               (v) The applicable Selling Member is not a party to any pending or, to the applicable Selling Member’s Actual Knowledge, threatened, litigation or proceedings relating to any of the applicable LLC’s Properties, the operation of any of the applicable LLC’s Properties or the activities of the applicable LLC. There are no bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, pending or, to the applicable Selling Member’s Actual Knowledge, threatened, against such Selling Member.

               (vi) There are no lawsuits, governmental proceedings, notices of action required to be taken, judgments, causes of action or special assessments, pending or, to the applicable Selling Member’s Actual Knowledge, threatened, against the applicable Selling Member whose outcome could adversely affect the ability of the applicable Selling Member to convey its Membership Interests to the Buyer under this Agreement.

               (vii) The execution and performance of this Agreement by the applicable Selling Member (i) does not and will not violate the applicable LLC Instruments or the terms of any other contract or instrument to which the applicable Selling Member is a party or successor party or any Law by which the applicable Selling Member is bound, other than the applicable Existing Financing Documents, until the required approvals from the applicable Existing Lender are obtained; and (ii) are not or will not be restricted by the applicable LLC Instruments once the applicable LLC Instrument Amendments are executed and delivered by the applicable Selling Member and the FP LLC Buyers.

               (viii) At Closing, the applicable Selling Member shall assign and transfer to the Buyer all Membership Interests in each applicable LLC owned by such Selling Member pursuant to an Assignment of Membership Interests. As of the Closing Date, the applicable Selling Member will hold its respective Membership Interests in the LLCs, as the record owner thereof, free and clear of all liens, pledges, claims and encumbrances whatsoever, and the respective Membership Interests sold by the applicable Selling Member will constitute all of the Membership Interests owned by the applicable Selling Member in the LLCs. The Membership Interests, when sold, assigned and transferred to Buyer at Closing in accordance with the terms of this Agreement will be free of restrictions on transfer created by the applicable Selling Member or the applicable LLC, except for any restrictions on transfer provided in the applicable LLC Instruments and/or the applicable Existing Financing Documents.

               (ix) At Closing, the applicable Selling Member shall remake and rewarrant to Buyer each of the representations and warranties given by such Selling Member pursuant to the terms of this Section 3.2.1.B. (subject to any modifications thereof made pursuant to Section 3.2.3) pursuant to the applicable Seller’s Closing Certificate.

               (x) At Closing, (1) the applicable Selling Member shall irrevocably waive in writing any claims or causes of action that such Selling Member may have against the LLCs in which such Selling Member is a member or any of such LLCs’ assets as a result of events occurring prior to and including the Closing Date; and (2) the applicable LLC shall irrevocably waive in writing any claims or causes of action that such LLC may have against the Selling Members or any of their assets as a result of events occurring prior to and including the Closing Date.

               (xi) At Closing, the applicable Selling Member shall execute a Closing Indemnity Agreement, pursuant to which the applicable Selling Member shall indemnify, defend and save harmless the Buyer from and against all loss, cost, damage, expense (including reasonable attorneys’ fees and litigation costs), liabilities, claims and causes of action arising in respect of any liability of the applicable Selling Member resulting from the intentional or negligent acts of the applicable Selling Member or failures to act where the applicable Selling Member was under a duty to act prior to the Closing Date or in connection with Closing under this Agreement. In the event that any claim is made against the Buyer after Closing on account of any such liabilities of the applicable Selling Member, other than the LLC Liabilities, that are covered by the foregoing indemnity, the applicable Selling Member shall promptly pay or satisfy the same. The indemnity of the applicable Selling Member set forth in this Section 3.2.1.B(xi) shall be contained in a written indemnification agreement (a “Closing Indemnity Agreement”) executed by the applicable Selling Member in favor of the Buyer at Closing, which shall survive Closing for a period of twelve (12) months following the Closing Date.

               (xii) During the period from the Effective Date to the Closing Date, the applicable Selling Member shall not knowingly commit any act or fail to take any required action, other than as required or permitted hereunder, which would result in any of the warranties or representations given by the applicable Selling Member as contained in this Section 3.2.1.B not being materially true or correct as of Closing. The applicable Selling Member shall promptly provide Buyer with copies of any written notices of the threat or institution of any litigation received by such Selling Member prior to the Closing Date.

               3.2.2 By Buyer. Buyer hereby warrants, represents and covenants to the Seller Parties that:

               (i) FP-LP is a limited partnership validly existing and in good standing under the laws of Delaware; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has duly authorized this Agreement by all appropriate action; and has caused this Agreement to be duly executed and delivered to the Seller Parties by an individual who is duly authorized and empowered to do so. FP Navistar Manager and FP Gude Manager are or will be by Closing limited liability companies validly existing and in good standing under the laws of the state of their organization; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has duly authorized this Agreement by all appropriate action; and has caused this Agreement to be duly executed and delivered to the Seller Parties by an individual who is duly authorized and empowered to do so. This Agreement and the Buyer’s Closing Documents will constitute valid and legally binding obligations of the applicable Buyer, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies, and (ii) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect generally relating to or affecting creditors’ rights. There are no bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, pending or, to the Buyer’s Actual Knowledge, threatened, against the Buyer.

               (ii) To Buyer’s Knowledge, no government or other third-party approvals or consents are required for the execution and delivery of, or performance of its obligations under, this Agreement by the Buyer. The execution and performance of this

Agreement by the Buyer do not and will not violate, and are not restricted by, any the terms of any other contract or instrument to which any of the Buyer is a party or any Law by which any of the Buyer is otherwise bound.

               (iii) To Buyer’s Knowledge, there are no lawsuits pending and served against the Buyer or threatened against the Buyer whose outcome could adversely affect the ability of the Buyer to purchase the Membership Interests under this Agreement.

               (iv) The Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

               (v) At Closing, the Buyer and the applicable LLC shall execute a Closing Indemnity Agreement, pursuant to which the Buyer and the applicable LLC shall indemnify, defend and save harmless the applicable Selling Members from and against all loss, cost, damage, expense (including reasonable attorneys’ fees and litigation costs), claims, liabilities and causes of action arising in respect of any liability of the applicable LLC or the Buyer resulting from the intentional or negligent acts of the applicable LLC or the Buyer, or failures to act where the applicable LLC or the Buyer was under a duty to act, on or after the Closing Date or in connection with Closing under this Agreement. In the event that any claim is made against the applicable Selling Members after Closing on account of any such liabilities of the applicable LLC or the Buyer that are covered by the foregoing indemnity, the Buyer and the applicable LLC shall promptly pay or satisfy the same in accordance with the terms of such Closing Indemnity Agreement. The obligations of the Buyer and the applicable LLC under such Closing Indemnity Agreement shall survive Closing for a period of twelve (12) months following the Closing Date.

               (vi) EXCEPT FOR THE WARRANTIES, REPRESENTATIONS, COVENANTS AND INDEMNITIES OF THE SELLER PARTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS, (1) BUYER’S PURCHASE OF THE MEMBERSHIP INTERESTS HEREUNDER WILL BE “AS-IS, WHERE-IS, WITH ALL FAULTS”, AND (2) BUYER WILL BE CONCLUDING THE PURCHASE OF THE MEMBERSHIP INTERESTS HEREUNDER BASED SOLELY ON ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTIES AND ON ALL DOCUMENTS RELATED THERETO. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS, THE SELLER PARTIES HAVE NOT MADE ANY REPRESENTATIONS, WARRANTIES OR INDEMNITIES ON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTIES OR THE MEMBERSHIP INTERESTS. FURTHER, TO THE EXTENT THAT THE SELLER PARTIES OR ANY OF THEIR AGENTS OR CONSULTANTS HAS PROVIDED TO BUYER ANY ENVIRONMENTAL REPORT OR ANY INFORMATION FROM ANY OTHER INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS CONCERNING ASBESTOS, RADON OR ANY HAZARDOUS SUBSTANCE, NO REPRESENTATIONS, WARRANTIES OR INDEMNITIES ARE MADE BY ANY OF THE SELLER PARTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS.

               AS A MATERIAL PART OF THE CONSIDERATION TO THE SELLER PARTIES FOR THE SALE OF THE MEMBERSHIP INTERESTS AND PROPERTIES, BUYER AND, UPON CLOSING, THE LLCS, HEREBY WAIVE AND RELEASE THE SELLER PARTIES (AND THEIR RESPECTIVE PARTNERS, MANAGERS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FROM, ANY AND ALL CLAIMS (OTHER THAN THOSE RELATING TO BREACH OF WARRANTIES, REPRESENTATIONS OR COVENANTS BY THE SELLER PARTIES OR FOR INDEMNITIES OF THE SELLER PARTIES SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS) THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES AT THE PROPERTIES, (B) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE PROPERTY DOCUMENT DELIVERIES, OR (C) ANY DEFECT, INACCURACY OR INADEQUACY IN TITLE OF THE PROPERTIES, LEGAL DESCRIPTION OF THE PROPERTIES, COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTIES.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTIES AND/OR PROPERTY INFORMATION, AND (ii) UPON CLOSING, THE BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE THE SELLER PARTIES, SUBJECT TO AND UPON THE TERMS AND PROVISIONS SET FORTH HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS; PROVIDED THAT SUCH DIFFERENT OR ADDITIONAL FACTS WERE NOT INTENTIONALLY OR FRAUDULENTLY CONCEALED BY THE SELLER PARTIES.

     3.2.3 Changes in Representations and Warranties. From and after full execution hereof until Closing, each Party shall promptly notify the other Parties in writing of any events or circumstances, of which the notifying Party has Actual Knowledge which have occurred from and after the Effective Date hereof or which were unknown to the notifying Party as of such date and were subsequently discovered by the notifying Party, which events or circumstances make any of the foregoing representations and warranties untrue, incomplete or inaccurate in any material respect.

     3.2.3.1 If at or prior to the Closing, (A) Buyer has Actual Knowledge (whether through its own efforts, by notice from any Seller or otherwise) that any of the representations or warranties made herein by any Seller are untrue, inaccurate or incorrect and shall give the Seller Representative notice thereof at or prior to the Closing, or (B) the Seller Representative shall notify Buyer that a representation or warranty made herein by any Seller is untrue, inaccurate or incorrect, then either Party may, in its sole discretion, elect by notice to the other Party to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to allow the applicable Seller to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such untrue, inaccurate or incorrect representation or warranty is not cured or corrected by the applicable Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Buyer, as its sole and exclusive remedy for any and all such untrue, inaccurate or incorrect representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to the Seller Representative on or before the Closing Date, in which event, this Agreement shall be terminated and neither Party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly set forth herein, and Escrow Agent shall refund the Deposit to Buyer, and Seller shall reimburse Buyer for its actual third party due diligence costs incurred in connection with this Agreement, but not to exceed $100,000.00.

     3.2.4 Seller Parties’ Liability for Representations, Warranties and Covenants; Limitation on Actions for Seller Parties’ Breach of Warranties. Except for the terms and conditions set forth in Section 3.2.3.1 above, notwithstanding anything to the contrary set forth herein, but subject to the conditions and limitations set forth below in this Section 3.2.4 and in Section 3.21, each applicable Seller Party shall be liable for a breach by such Seller Party of its respective representations and warranties set forth in Section 3.2.1 and for the performance of the covenants undertaken by such Seller Party as set forth in Section 3.2.1 or elsewhere in this Agreement, and for the performance of its indemnity obligations set forth in this Agreement and the applicable Seller’s Closing Documents; provided that the limitations set forth in this paragraph shall not apply to any breach by a Selling Member of its Selling Member Representations set forth in Section 3.2.1.B(i) through (vii), inclusive, of this Agreement. The representations and warranties in Section 3.2.1 will be deemed made on and as of the Closing Date with the same force and effect as if made at that time and the Seller Parties shall execute and deliver the applicable Seller Closing Certificate as of the Closing Date confirming the representations and warranties contained herein, subject to any modifications thereof made pursuant to Section 3.2.3. Except for the terms and conditions set forth in Section 3.2.3.1 above, notwithstanding any other provision of this Agreement or Seller’s Closing Documents, any claim following the Closing Date based on a breach of the representations, warranties and covenants in Section 3.2.1 or in a Seller Closing Certificate shall be forever barred, and Buyer shall bring no action thereon, unless:

          3.2.4.1 Buyer has incurred actual losses as a result of such breach in excess of Fifty Thousand Dollars ($50,000.00); provided that the foregoing provisions of this Section 3.2.4.1 shall not apply to any breach by a Selling Member of its Selling Member Representations set forth in Section 3.2.1.B(i) through (vii), inclusive, of this Agreement; and

          3.2.4.2 Buyer gives the applicable Manager written notice of such claim within six (6) months following the Closing Date with respect to any breach of the applicable Manager’s Property Representations; or Buyer gives the applicable Selling Member written notice of such claim within twelve (12) months following the Closing Date with respect to any breach of the applicable Selling Member Representations. Each such written notice given pursuant to this Section 3.2.4.2 shall describe with reasonable particularity in such notice each representation and warranty of the applicable Seller Parties which Buyer claims to have been breached and the facts on which such claim is based; and

          3.2.4.3 Buyer files an action on such claim in a court of appropriate jurisdiction within (A) eight (8) months following the Closing Date with respect to any breach of the applicable Manager’s Property Representations; or (B) within fourteen (14) months following the Closing Date with respect to any breach of the applicable Selling Member Representations; and

          3.2.4.4 (i) Buyer has no Actual Knowledge of the facts constituting such breach prior to Closing; and (ii) such facts are not otherwise contained or found within (A) the Property Document deliveries, the Leases, the Service Contracts, the Environmental Reports, the Existing Title Policies, the LLC Instruments, the Permits, the Permitted Exceptions, the Plans, the Surveys and the Title Commitments, but only to the extent that such items are actually received by Buyer, or (B) any of the reports and studies that have been prepared by Buyer’s third party professional consultants regarding the Properties; and

          3.2.4.5 Such claim is not covered by Buyer’s or the LLC’s insurance policies in effect at the time of the claim, and if so covered, the applicable Seller Party shall reimburse Buyer or the applicable LLC for its deductible, not to exceed $10,000.00 per claim, or $50,000.00 in the aggregate; and provided further, that in no event shall Seller’s aggregate liability to Buyer for all breaches of the representations set forth in Section 3.2.1 exceed Five Million Dollars ($5,000,000.00), except as otherwise provided below in this Section 3.2.4.5 with respect to a Selling Member, except that nothing set forth herein shall limit Buyer’s rights and remedies under Section 3.21 below. Notwithstanding anything to the contrary set forth herein, a Selling Member’s aggregate liability to Buyer for any breaches by a Selling Member of the Selling Member Representations set forth in Section 3.2.1B(i) through (vii), inclusive, of this Agreement shall not be limited pursuant to the provisions of this paragraph; provided that in no event shall any Selling Member be liable under this Section 3.2.4 for an amount in excess of the total distributions such Selling Member would be entitled to receive from the applicable LLC if its respective Property or Properties were sold for the Purchase Price allocated to such Property on Exhibit P to this Agreement, or Properties and the net proceeds of such sale were distributed to the Selling Member in conformity with the terms of the LLC Instruments.

Notwithstanding the foregoing provisions to the contrary, the limitations set forth above in this Section 3.2.4 and set forth below in Section 3.21 shall not apply to any of the applicable Seller’s indemnity obligations set forth in this Agreement or in the Seller’s Closing Documents (but such indemnity obligations shall be subject to the conditions and limitations thereon as set forth elsewhere in this Agreement) and shall not apply to the Seller’s breach of its covenants or obligations set forth in Sections 3.9 and 3.25 hereof and shall not apply to the extent that Seller has committed fraud.

     3.2.5 Buyer’s Liability for Representations, Warranties and Covenants; Limitation on Actions for Buyer’s Breach of Warranties. Notwithstanding anything to the contrary contained herein, but subject to the conditions and limitations set forth below in this Section 3.2.5 and in Section 3.22, the Buyer shall be liable for a breach by the Buyer of its representations and warranties set forth in Section 3.2.2 and for the performance of the covenants undertaken by the Buyer as set forth in Section 3.2.2 or elsewhere in this Agreement, and the performance of Buyer’s indemnity obligations set forth in this Agreement and the applicable

Buyer’s Closing Documents. The representations and warranties in Section 3.2.2 will be deemed made on and as of the Closing Date with the same force and effect as if made at that time and Buyer shall execute and deliver the Buyer’s Closing Certificate as of the Closing Date confirming the representations and warranties contained herein, subject to any modifications thereof made pursuant to Section 3.2.3. Notwithstanding any other provision of this Agreement or Buyer’s Closing Documents, any claim based on a breach of Buyer’s representations and warranties in Section 3.2.2 or in Buyer’s Closing Certificate shall be forever barred, and none of the Seller Parties shall bring any action thereon, unless:

          3.2.5.1 The Seller Parties have incurred actual losses as a result of such breach in excess of Fifty Thousand Dollars ($50,000.00); and

          3.2.5.2 The Seller Parties give Buyer written notice of such claim within six (6) months following the Closing Date, describing with reasonable particularity in such notice, each representation and warranty of Buyer which the Seller Parties claim to have been breached and the facts on which such claim is based; and provided further that in no event shall Buyer’s aggregate liability to the Seller Parties for all breaches of its representations and warranties exceed the actual damages incurred by the Seller Parties for or in connection with such breach by Buyer; and

          3.2.5.3 The Seller Parties file an action on such claim in a court of appropriate jurisdiction within eight (8) months following the Closing Date; and

          3.2.5.4 The Seller Parties have no Actual Knowledge of the facts constituting such breach prior to Closing; and provided further that in no event shall Buyer’s aggregate liability to the Seller Parties for all breaches of its representations and warranties exceed an amount equal to the amount of the Deposit.

          The limitations set forth above in this Section 3.2.5 and set forth below in Section 3.22 shall not apply to any of Buyer’s indemnity obligations set forth in this Agreement or in Buyer’s Closing Documents (but such indemnity obligations shall be subject to the conditions and limitations thereon as set forth elsewhere in this Agreement) and shall not apply to the Buyer’s breach of its covenants or obligations set forth in Sections 2.3.1, 3.1.2, 3.9 and 3.25 hereof and shall not apply to the extent that Buyer has committed fraud.

     3.2.6 Overall Limitation on Liability of Selling Members. Notwithstanding anything in this Agreement or in the Closing Documents to the contrary, the aggregate liability of the Selling Members to Buyer and, after Closing, to the LLCs, for any and all claims under this Agreement or any Closing Document (including, but not limited to, any and all breaches of the Selling Member Representations and covenants made by the Selling Members, and any indemnification obligations of the Selling Members) shall be limited to the total distributions the Selling Members would be entitled to receive in the aggregate from the LLCs if the Properties were sold for the Purchase Price and the net proceeds of such sale were distributed to the Selling Members in conformity with the terms of the LLC Instruments. Further, the aggregate liability of each Selling Member with respect to such claims shall be limited to the total distribution such Selling Member would be entitled to receive from the applicable LLC if its respective Property or Properties were sold for the Purchase Price and the net proceeds of such sale were distributed to such Selling Members in conformity with the terms of the applicable LLC Instruments.

     3.2.7 Liability of T. Richard Butera. Subject to the terms and conditions set forth in this Section 3.2.7, T. Richard Butera personally agrees to indemnify and hold harmless Buyer from and against all direct loss, cost, damage, expense (including reasonable attorneys’ fees and litigation costs), liabilities, claims and causes of action (collectively, the “Buyer Losses”) arising as a result of the breach by any Selling Member of the Selling Member Representations set forth in Section 3.2.1.B (i) through (vii), inclusive, of this Agreement. The indemnification set forth in this Section 3.2.7 shall be subject to the Buyer’s satisfaction of each of the applicable conditions set forth in Sections 3.2.4.2, 3.2.4.3, 3.2.4.4(i) and 3.2.4.5 as well as the following limitations: (a) the Buyer Losses that are the subject of the indemnification set forth in this Section 3.2.7 shall expressly exclude any and all indirect, consequential and punitive damages that may be suffered or incurred by the Buyer; and (b) the aggregate liability of T. Richard Butera under or pursuant to the indemnification set forth in this Section 3.2.7 shall be expressly limited to the total distributions T. Richard Butera and The Butera LLLP would be entitled to receive in the aggregate from the applicable LLCs if the applicable Properties were sold for the Purchase Price allocated to such Properties on Exhibit P to this Agreement and the net proceeds of such sale were distributed in conformity with the terms of the LLC instruments. T. Richard Butera hereby represents and warrants to Buyer that he is the general partner of The Butera LLLP, a Colorado limited liability limited partnership, and that he personally owns a one percent (1%) general partner partnership interest in The Butera LLLP and a one percent (1%) limited partner partnership interest in The Butera LLLP. T. RICHARD BUTERA HAS REVIEWED THE TERMS OF THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE TERMS OF THIS SECTION 3.2.7 WITH COUNSEL OF HIS OWN CHOOSING AND HAS JOINED IN THE EXECUTION OF THIS AGREEMENT TO EVIDENCE HIS ACKNOWLEDGEMENT AND CONSENT TO THE TERMS AND PROVISIONS OF THIS SECTION 3.2.7.

     3.3 Conditions Precedent to Buyer’s Obligation. The obligations of the Buyer to close under this Agreement shall be expressly subject to satisfaction of each of the following conditions precedent:

     3.3.1 Performance of Seller Parties’ Obligations. Performance by the Seller Parties in all material respects of their respective obligations under this Agreement to be performed at or before Closing. The Seller Parties shall have complied with and not be in material breach of any of their respective covenants contained in Section 3.2.1.

     3.3.2 Accuracy of Warranties and Representations; Compliance with Covenants. Each of the warranties and representations of the Seller Parties set forth in Section 3.2.1 shall be true and accurate in all material respects as if made as of the date of Closing, subject only to changes made in conformity with Section 3.2.3. To the extent that any of such representations and warranties are expressly limited to the applicable Seller’s Actual Knowledge, satisfaction of this condition precedent shall require the actual truth of the underlying facts and circumstances which are the subject of these representations and warranties, without regard to the state of Seller’s Knowledge about such facts and circumstances. The foregoing notwithstanding, such failure of condition shall not be deemed to be or create liability for a breach of the applicable Seller’s representations and warranties contained herein or constitute any other breach hereunder.

     3.3.3 Satisfactory Title. Title to the each of the Properties shall be insurable pursuant to the Title Commitments, subject only to the applicable Permitted Exceptions, and the Title Company shall be prepared to issue Title Policies in the form of the pro-forma title policies reasonably approved by Buyer on or before the Title/Survey Objection Date.

     3.3.4 Compliance with any Governmental Violations. All written notices of violations of governmental orders or requirements noted or issued by any public authority having jurisdiction, and any action in any court against or affecting the Properties which have been received by any of the Seller Parties, the costs of complying with which exceed Fifty Thousand Dollars ($50,000.00) and are less than One Hundred Fifty Thousand Dollars ($150,000.00), as reasonably determined by the Seller Parties and Buyer, shall have been complied with by the Seller Parties and the Properties shall be free and clear thereof. No part of any of the Properties shall be in violation, in any material respect, of any governmental laws, ordinances, rules or regulations pertaining to zoning, use, construction or operation of the Properties, including building, fire and health or similar type ordinances, codes or regulations, the costs of complying with which exceed Fifty Thousand Dollars ($50,000.00) and are less than One Hundred Fifty Thousand Dollars ($150,000.00), as reasonably determined by the Seller Parties and Buyer. The nature, extent, methods and materials for any corrective work performed by the Seller Parties, in their reasonable discretion, relating to any of such notices of violation and the parties performing such work shall be subject to Buyer’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned.

     3.3.5 Performance of the LLCs’ Obligations under the Leases. The applicable Manager shall have provided to Buyer an updated rent roll for their respective Properties certified by the applicable Manager on behalf of the applicable LLC as of a date no more than five (5) Business Days prior to the date of Closing in the form attached hereto as Exhibit D-1 and Exhibit D-2, as applicable (the “Final Certified Rent Roll”), showing as of the date of such rent roll all rebates, concessions, deductions or abatements of rent to which any Tenant is entitled, which Final Certified Rent Roll shall show no material adverse changes from the Rent Roll for the Properties delivered to Buyer for the month prior to the month in which Closing occurs.

     3.3.6 Approval of Existing Lenders and Related Matters. (a) Buyer shall have received all approvals from the Existing Lenders that are required for or in connection with the consummation of the transactions contemplated by this Agreement, approving the assumption of all Existing Financing by Buyer at Closing upon the existing terms and conditions as set forth in the Existing Financing Documents, with no new terms and conditions reasonably unacceptable to Buyer (collectively, the “Existing Lenders’ Approvals”); (b) Buyer shall have received an Existing Lender Statement from each Existing Lender; and (c) all other conditions precedent to Buyer’s obligations to close hereunder relating to the Existing Financing as set forth in Section 2.3.5 hereof shall be satisfied.

     3.3.7 LLCs Conditions.

               (i) The assets of the LLCs at Closing shall consist only of the LLC Assets. It is expressly understood and agreed that all cash or liquid assets of the LLCs shall be retained by, and shall remain the exclusive property of, the Selling Members. The LLC Assets at Closing shall not include any cash, securities, certificates of deposit, bank accounts, or other similar assets, whether or not held by the Existing Lenders.

               (ii) The LLC shall have no liabilities or obligations of any kind or nature at Closing except for the LLC Liabilities. To the extent that there are liabilities or obligations of the LLC other than the LLC Liabilities, to the extent that Buyer has expressly agreed in writing to the same, an adjustment will be allowed at Closing pursuant to this Agreement; provided, however, that if such adjustment exceeds Fifty Thousand Dollars ($50,000.00), such adjustment shall be approved by Seller in its sole discretion.

               (iii) Good and marketable title to the Membership Interests shall be vested in the Selling Members (in accordance with the information contained on Exhibit B-1 and Exhibit B-2, as applicable, attached hereto), free and clear of all liens, pledges, claims, and encumbrances whatsoever and restrictions on transfer, except for any restrictions on transfer provided in the LLC Instrument Amendments and/or in the applicable Existing Financing Documents.

               (iv) For each of the LLCs, the applicable Manager shall provide to Buyer an unaudited updated balance sheet, certified by the applicable Manager on behalf the applicable LLC, in the same form as the applicable Initial Balance Sheet dated no earlier than fifteen (15) days prior to the Closing Date to be delivered to Buyer on or before the Closing Date (each, an “Updated Balance Sheet”), which Updated Balance Sheet shall show, as of such date, that there have been no material changes from the assets and liabilities shown on the Initial Balance Sheet for the applicable LLC other than (a) in connection with expenses incurred by such LLC in the normal and customary course of business, which LLC operations shall at all times following the Effective Date of this Agreement be in compliance with the requirements of this Agreement, and (b) the amount of cash or liquid assets in the applicable LLC, which Buyer agrees that such LLC shall be entitled to distribute to the Selling Members prior to Closing without adjustment to the Purchase Price.

     3.3.8 Tenant Estoppel Certificates. Estoppel certificates from all Tenants who lease space within the Improvements shall be received by the Buyer prior to Closing, with no material adverse changes to the estoppel certificates delivered to such Tenants and no material defaults by the Landlord or no material monetary defaults by the Tenant being cited therein.

     3.3.9 Legal Opinions. RIP Investments LP shall provide the written opinions of its counsel, which may be conditioned upon a certificate or certificates from it or its owners regarding factual matters, and which may contain customary limitations and qualifications, dated as of the Closing Date and addressed to the Buyer, stating that:

     (i) RIP Investments LP has the power and authority to sell, assign, and transfer their respective Membership Interests to Buyer in accordance with the terms and conditions of this Agreement.

     (ii) RIP Investments LP has the power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement to be performed by RIP Investments LP. All actions have been taken by RIP Investments LP necessary to deliver this Agreement and to perform the transactions required to be performed by RIP Investments LP. This Agreement constitutes the legal, valid and binding obligations of RIP Investments LP and is fully enforceable against RIP Investments LP in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general principles of equity and subject to other customary qualifications and limitations on enforceability opinions.

     (iii) RIP Investments LP is duly organized, validly existing and in good standing under the laws of the State of Delaware. All partners of RIP Investments LP, other than individual members, are duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (iv) The execution and delivery of this Agreement by RIP Investments LP will not result in a breach or violation of any of the provisions of RIP Investments LP’s organizational documents or any other agreement or instrument to which RIP Investments LP is a party, other than the applicable Existing Financing Documents, until the required approvals from the applicable Existing Lender are obtained.

     (v) Based on the said Certificate(s), RIP Investments LP is not a party to any pending, or to the actual knowledge of counsel, threatened, litigation or legal proceedings related to the Selling Members, or the Properties, or this Agreement, and RIP Investments LP is not subject to any governmental proceedings, judgments, causes of action or special assessments pending, or to the actual knowledge of counsel, threatened, against RIP Investments LP, the outcome of which could adversely affect the ability of RIP Investments LP to convey its respective Membership Interests under this Agreement.

     3.3.10 Buyer’s Closing Documents. Buyer’s Closing Documents, to the extent not attached as exhibits to this Agreement, shall be subject to and in conformity with the terms and provisions of this Agreement, and otherwise in form and content reasonably acceptable to Buyer and Seller.

     3.3.11 Certification Letter to Buyer’s Auditor. The Parties hereto acknowledge and agree that the Buyer’s accounting firm ( the “Auditor”) shall audit the revenues and expenses relating to the Properties (the “Audit”), which Audit shall be completed by the Auditor on or before November 15, 2004, and in connection with such Audit, the Seller shall cause its property manager, Matan Property Management, Inc., to execute and deliver an audit certification letter, substantially in the same form and substance as that certification letter attached hereto as Exhibit E, prior to Closing. Seller will provide all information reasonably requested by Buyer’s Auditor.

If any one or more of the conditions specified in this Section 3.3. are not satisfied as of the Closing Date, then Buyer shall have the option, in its sole discretion, exercised by written notice to the Seller Representative, to either (i) waive such condition and make full Closing under this Agreement in accordance with the terms and conditions hereof; or (ii) terminate this Agreement before Closing on the Closing Date, in which event, the Escrow Agent shall refund the Deposit to Buyer and the Parties shall be released from all further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (iii) extend Closing for a period of not more than sixty (60) days to allow Seller to utilize commercially reasonable efforts to satisfy such failed condition; provided that, if Buyer elects to terminate this Agreement pursuant to clause (ii) above, and the failed condition(s) giving rise to such termination right is reasonably capable of being cured or satisfied within sixty (60) days after the Closing Date set forth herein as mutually and reasonably determined by the Seller Parties and Buyer, and an extension of the Closing Date will not adversely impact in any respect any of Buyer’s financing for the transaction contemplated by this Agreement, as determined by Buyer in its sole discretion, then the Seller Parties shall have the right, exercisable by written notice to Buyer, to utilize commercially reasonable efforts to satisfy such failed condition and, in connection therewith, to extend the Closing Date to the date that is sixty (60) days after the Closing Date set forth herein (the “Extended Closing Date”), in which event, if such failed condition(s) is not satisfied on or before the Extended Closing Date, Buyer shall once again have the rights specified in clauses (i) and (ii) above. Failure by Seller to satisfy any such failed condition on or before the Extended Closing Date shall not constitute a default or breach by Seller under this Agreement. Buyer’s election under clauses (i) or (ii) of this Section 3.3 shall be Buyer’s sole rights in the event any conditions to Closing are unable to be satisfied unless the failure of such condition to be satisfied was caused by a breach of this Agreement by Seller, in which event the provisions of Section 3.21 of this Agreement shall also apply. If Buyer elects to proceed to Closing under clause (i) above, then once Closing has occurred, all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived by Buyer.

     3.4 Conditions Precedent to the Seller Parties’ Obligation. The Seller Parties’ obligation to close under this Agreement shall be expressly subject to satisfaction of each of the following conditions precedent:

     3.4.1 Performance of Buyer’s Obligations. Performance by the Buyer in all material respects of its respective obligations under this Agreement to be performed at or before Closing. Buyer shall have complied with and not be in material breach of any of the covenants contained in Section 3.2.2 hereof.

     3.4.2 Accuracy of Warranties and Representations. Each of the warranties and representations of Buyer set forth in Section 3.2.2 hereof shall be true and accurate in all material respects as if made as of the date of Closing, subject to only changes made pursuant to Section 3.2.3. To the extent that any of such representations and warranties are expressly limited to the Buyer’s Actual Knowledge, satisfaction of this condition precedent shall require the actual truth of the underlying facts and circumstances which are the subject of these representations and warranties, without regard to the state of Buyer’s Knowledge about such facts and circumstances. The foregoing notwithstanding, such failure of condition shall not be deemed to be or create liability for a breach of the applicable Buyer’s representations and warranties contained herein or constitute any other breach hereunder.

     3.4.3 Existing Financing Releases. Seller shall have received the fully executed and dated Existing Financing Releases from all Existing Lenders.

     3.4.5 No Adverse Change in Buyer. As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding pending or threatened, which would materially adversely affect the ability of Buyer to fully comply in all material respects with all of Buyer’s duties and obligations contained in this Agreement or in any of the Buyer’s Closing Documents.

     3.4.6 Seller’s Closing Documents. Seller’s Closing Documents, to the extent not attached as exhibits to this Agreement, shall be subject to and in conformity with the terms and provisions of this Agreement, and otherwise in form and content reasonably acceptable to Seller and Buyer.

If any of the foregoing conditions is not satisfied (or waived by the Seller Parties in writing), the Seller Parties shall have the right to terminate this Agreement before Closing on the Closing Date by written notice of such termination to Buyer and Escrow Agent given at any time prior to the satisfaction of such condition, in which event, the Escrow Agent shall refund the Deposit to Buyer and the Parties shall be released from all further liability or obligations under this Agreement, except as otherwise expressly set forth herein; but once Closing has occurred, all of the foregoing conditions, to the extent not satisfied at Closing, shall be deemed to have been waived by Seller.

     3.5 Indemnities.

     3.5.1 Buyer’s Activities on the Real Property. Buyer shall hold harmless, indemnify and defend the Seller Parties from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees), which Seller Parties incur by reason of any damage to the Properties (or any other property owned by any other person regardless of whether it is located on the Real Properties or elsewhere) caused by, or any third-person claim against the Seller Parties arising or asserted to arise out of, any activity of Buyer, or any of Buyer’s agents, conducted on the Real Properties prior to Closing. Buyer shall, with reasonable promptness, repair any damage caused to the Properties (or any other property owned by any other person regardless of whether it is located on the Real Properties or elsewhere) by Buyer or its agents as a result of any such activity. The limitations on Buyer’s liability set forth in Section 3.2.5 above and Section 3.22 below shall not apply to the Buyer’s indemnity obligations set forth in this Section 3.5.1.

     3.5.2 Leases and Service Contracts and General Indemnity. Pursuant to the applicable Closing Indemnity Agreement, each applicable Manager shall hold harmless, indemnify and defend the applicable LLC and the Buyer from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees and costs), which the Buyer incurs by reason of (i) any alleged default or failure to perform an obligation on the part of the landlord under an applicable Lease or as vendee under an applicable Service Contract based upon an event or condition occurring (or alleged to have occurred) prior to the Closing Date; and (ii) any act or omission (where there is a duty to act) by the applicable LLC or its respective Manager occurring (or alleged to have occurred) prior to the Closing Date. Pursuant to the applicable Closing Indemnity Agreement, the applicable LLC and Buyer shall hold harmless, indemnify and defend the applicable Manager from and against any and all claims, causes of action, liabilities and losses, and expenses related thereto (including reasonable attorneys’ fees and costs), which the applicable Manager incurs by reason of (x) any alleged default or failure to perform an obligation on the part of the landlord under an applicable Lease or as vendee under an applicable Service Contract based upon an event or condition occurring (or alleged to have occurred) on or after the Closing Date; and (y) any act or omission (where there is a duty to act) by the applicable LLC or the Buyer, as applicable, occurring (or alleged to have occurred) on or after the Closing Date.

     3.5.3 Survival. Notwithstanding any provisions of this Agreement to the contrary, the provisions of, and the Buyer’s obligations under, Section 3.5.1 shall survive Closing or termination of this Agreement, as applicable, for a period of three (3) years. Notwithstanding any provisions of this Agreement to the contrary, the provisions of, and the Parties’ respective obligations under, Section 2.5.2 and Section 3.5.2 shall survive Closing for a period of twelve (12) months following the Closing Date, and any indemnity claim by a Party pursuant to Section 3.5.2 and Section 2.5.2 against the other Party shall be forever barred, and a Party shall bring no action thereon, unless (i) a Party gives the other Party written notice of such indemnity claim within twelve (12) months following the Closing Date, and the said Party files an action on such indemnity claim against the other Party in a court of appropriate jurisdiction within fourteen (14) months following the Closing Date; and (ii) the event or circumstance which gives rise to the indemnity claim is not covered by such Party’s insurance policies, and if so covered, the indemnifying Party shall reimburse the indemnified Party for its deductible, not to exceed $10,000.00 per claim, or $50,000.00 in the aggregate. The indemnifications contained in this Section 3.5 and Section 2.5.2 shall be set forth in the applicable Closing Indemnity Agreement and shall run to the benefit of the indemnified Parties.

     3.6 Damage, Destruction or Condemnation.

     3.6.1 Risk of Loss. The risk of loss or damage to each of the Properties by fire or other casualty prior to Closing is borne by the Seller Parties. The Seller Representative shall give Buyer prompt notice of any destruction of any part of the any of the Properties or any portion thereof or the commencement of any condemnation proceedings against any of the Properties or any portion thereof between the Effective Date and the Closing Date.

     3.6.2 Minor Casualty. If any of the Improvements are destroyed by fire or other casualty prior to Closing and the estimated cost of repairs as reasonably and mutually determined by Buyer and the Seller Representative is less than or equal to One Million Dollars ($1,000,000.00) (a “Minor Casualty”), Closing will occur and at Closing:

          (a) The Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate estimated cost of repair of any damage to the Properties remaining unrepaired at Closing, and any unpaid costs of repairs performed prior to Closing for which Buyer will be responsible, and the future loss of rental income as a result of the Minor Casualty as reasonably mutually determined by the Seller Representative and Buyer;

          (b) Buyer shall accept the Properties and the Membership Interests with the Properties affected by such Minor Casualty in its damaged state;

          (c) The applicable Manager and Selling Members shall have no obligation to repair or restore any damaged or destroyed portions of the Properties affected by such Minor Casualty;

          (d) The applicable Manager and Selling Members shall maintain (and at Closing the applicable LLC’s Assets will not include) all rights to the applicable LLC’s interest in and to all proceeds of property insurance awards relating to such Minor Casualty and the full right to settle insurance claims relating thereto (and if such proceeds are delivered to the applicable LLC after Closing, Buyer shall promptly deliver the same to the Seller Representative, on behalf of the applicable Manager and Selling Members, which obligation shall survive Closing hereunder); and

          (e) The Seller Parties shall be permitted reasonable access the Property affected by the Minor Casualty after Closing in connection with the completion by the applicable Manager of the claim process with the applicable insurance company, having insurance coverage for such Minor Casualty.

     3.6.3 Major Casualty. If any of the Improvements are destroyed by fire or other casualty and the estimated cost of repairs as reasonably mutually determined by Buyer and the Seller Representative is more than One Million Dollars ($1,000,000.00) (a “Major Casualty”), then Buyer or Seller may, as its sole and exclusive remedy, waiving all other remedies, terminate this Agreement by giving notice to the other Party within ten (10) days after the Major Casualty occurs, in which event, the Escrow Agent shall return the Deposit to Buyer, and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination). If neither Buyer nor Seller, within ten (10) days after the Major Casualty, terminates this Agreement as provided above, then both Seller and Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above. If both Seller and Buyer elect to proceed to Closing, which election shall be made within ten (10) days after the Major Casualty occurs, then Closing will occur without reduction in the Purchase Price and:

          (a) At Closing, the applicable Seller Parties shall assign to Buyer all of their respective interests in all proceeds of property insurance awards relating to such Major Casualty (and the applicable Seller Parties shall execute all reasonably required assignment or other instruments to confirm the foregoing), less any reasonable amounts actually paid by the applicable Seller Parties to repair, restore, or clean up the Properties affected by such Major Casualty (and, the applicable LLC’s Assets will expressly include all interests of such LLC and/or the applicable Seller Parties in and to all such proceeds of property insurance awards); and

          (b) At Closing, the applicable Seller Parties shall assign to Buyer all of their respective interests in all proceeds of rental loss and business interruption insurance applicable to the period after the Closing Date relating to such Major Casualty (and the applicable Seller Parties shall execute all reasonably required assignment or other instruments to confirm the foregoing), and the applicable LLC’s Assets will expressly include all interests of such LLC and/or the applicable Seller Parties in and to all such proceeds of rental loss and business interruption insurance); and

          (c) Buyer will pay and reimburse the applicable Seller the amount of any deductible under the applicable LLC’s or Seller’s property insurance policy and rental loss and business interruption insurance, if any, paid by the applicable LLC or Seller before Closing; and

          (d) Buyer will accept title to the Membership Interests and the Properties with the applicable Property or Properties affected by such Major Casualty in its damaged state; and

          (e) The applicable Seller shall have no obligation to repair or restore any damaged or destroyed portions of the Property affected by such Major Casualty.

     3.6.4 Condemnation. As a condition precedent to the obligations of the Buyer and Seller to proceed to Closing hereunder, neither the whole nor any “Significant Portion” (as hereinafter defined) of any of the Properties shall have been acquired, or shall be about to be acquired, by authority of any governmental agency or other authority in the exercise of its power of eminent domain or by private purchase in lieu thereof (a “Taking”). If such a Taking has occurred or if any of the Seller Parties shall have received written notice of any such contemplated Taking, Buyer or Seller may, at its sole option (i) terminate this Agreement and Buyer shall receive a full refund of the Deposit; or (ii) continue this Agreement, and Buyer shall pay the full Purchase Price without reduction and accept an assignment of the Seller Parties’ rights in any condemnation award (whether received prior to or after Closing), and the Parties shall proceed to Closing; provided that, (A) none of the Seller Parties shall consent to any Taking or agree to any condemnation award without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed); (B) prior to Closing, the Seller Parties shall provide Buyer with a reasonable opportunity to participate with the Seller Parties in any negotiations relating to a Taking affecting any portion of any of the Properties or any condemnation award to be made in connection therewith; and (C) the Seller Parties shall reasonably cooperate with Buyer after Closing in prosecuting any claim for a condemnation award arising prior to Closing. As used herein, a “Significant Portion” of any of the Properties shall be deemed to mean such portion of any Property as, when taken, would leave remaining a balance of such Property that is commercially unreasonable for Buyer to use or that would not permit Buyer to realize a reasonable return from the Property (because of the area so taken or the location of the part so taken in relation to the part not so taken), as determined by Buyer in its reasonable discretion.

     3.7 Assignment by Buyer. Buyer shall have the right to assign this Agreement to such other entity in which Buyer has an ownership interest and management control by delivering to the Seller Representative, on behalf of the Seller Parties, a written assignment and assumption agreement (“Contract Assignment”) under which the assignee assumes all of Buyer’s obligations under this Agreement. The Seller Parties shall have the right to approve the form and substance of the Contract Assignment, which approval shall not be unreasonably withheld, conditioned or delayed. Except as provided in the foregoing two sentences, Buyer shall have no right to assign or transfer its rights under this Agreement except with the prior written consent of the Seller Parties, which the Seller Parties may withhold in their sole and absolute discretion. The Seller Parties shall have no obligation to respect any assignment in violation of this Section and such an assignment shall constitute a material breach of this Agreement on the part of Buyer. No assignment shall relieve or excuse Buyer of its obligations and liability hereunder. The Seller Parties’ consent to any one assignment shall not be deemed consent to any other assignment or a waiver of the requirement for its consent to any other assignment.

     3.8 Termination. Intentionally Deleted.

     3.9 Brokerage Commission. The Seller Parties and Buyer acknowledge that the Broker has acted as the broker in connection with the transaction contemplated by this Agreement. The Seller Parties agree to pay the Broker as the total commission for services rendered, the commission specified in separate listing agreement between the Seller Parties and the Broker. In the event that Closing shall fail to occur under this Agreement for any reason whatsoever, none of Buyer or any of the Seller Parties shall have any liability of obligation to the Broker for any commission or other payment in connection with this Agreement, including payment to the Broker by Seller of any portion of the Deposit retained by Seller. Except as specified in this Section 3.9, the Seller Parties and Buyer represent and warrant to each other that no other agent, broker, or finder has acted for the Seller Parties or Buyer, as applicable, in connection with this Agreement. Each of the Seller Parties and Buyer shall indemnify, defend and save the other party hereto harmless from and against any claims for brokerage, commission or finders fees resulting from a breach of the foregoing representations and warranties of the Seller Parties and Buyer, which obligations of the Seller Parties and Buyer hereunder shall be joint and several. Nothing contained herein shall be deemed to make Broker a third-party beneficiary of this Agreement or to create any obligation on the part of any Party to close the sale and purchase of the Membership Interests for the Broker’s benefit.

     3.10 Post-Closing Prorations and Adjustments; Possession. The Parties shall make the following additional prorations and settlements:

     3.10.1 Delinquent Rents. Any and all rents which are past due at Closing shall not be adjusted; Buyer shall have no obligation to collect such past-due rents but for a period of twelve (12) months after Closing, shall reimburse the applicable Seller Parties for such past-due rents when, as and if collected, net of reasonable costs of collection; provided that, there shall be no costs of collection for any past due rents collected within sixty (60) days after Closing), it being understood that Buyer shall not be deemed to have collected such arrearage attributable to the period prior to Closing until such tenant is current in the payment of rentals accruing on or after Closing and Buyer shall have recovered all reasonable costs of collection. The applicable Seller Party shall retain the right after Closing to sue for and collect any rents or other amount due under a Lease for a period ending before Closing (but in no event shall a Seller Party have the right to sue any such Tenant for eviction), and Buyer shall reasonably cooperate with the applicable Seller Party, at no cost to Buyer, in its efforts to collect any such amount. During the period of the first sixty (60) calendar days after the Closing Date, the Seller Parties shall not take any action to sue for or collect any rents or other amounts due and owing under a Lease for a period prior to the Closing Date, but after the expiration of said sixty (60) day period the applicable Seller Party may at any time or times take such actions as are permitted by the terms of this Section 3.10.1. The applicable Seller Party shall advise Buyer in writing of the filing of any law suit for the collection of rents or other amount due under a Lease, as described in the immediately preceding sentence, and shall keep Buyer reasonably informed of the status of the proceedings in such a suit during the course thereof. After the twelve (12) month period following the Closing Date, Buyer shall have no further obligations to remit rents owed to Seller.

     3.10.2 Real Estate Taxes and Assessments; Utility Charges. If Closing prorations of real estate taxes and assessments are based on other than the current year’s tax bill, within thirty (30) days after such bill is issued to Buyer, Buyer shall recompute such proration. If such recomputation results in a larger proration credit to the Seller Parties, Buyer shall pay to the Seller Parties the additional amount due the Seller Parties within such thirty (30) days. If such recomputation results in a larger proration credit to Buyer, the Seller Parties shall pay Buyer the additional amount due Buyer within thirty (30) days after receiving Buyer’s written recomputation of such proration, accompanied by a copy of such tax bill. Any utility rebate received by Buyer after Closing for the period prior to the Closing Date which has not already been paid or reimbursed by Buyer shall be promptly paid over to the Seller Parties which obligation shall survive Closing hereunder.

     3.10.3 Remittal of Post-Closing Receipts to Buyer. The Seller Parties shall immediately remit to Buyer each check or other payment which any of the Seller Parties receives after Closing on account of rent or other amounts due under any Lease for any period ending after Closing. The Buyer shall immediately remit to the Seller Representative, on behalf of the Seller Parties, each check or other payment which the Buyer receives after Closing on account of rent or other amounts due under any Lease for any period prior to Closing.

     3.10.4 Determinations of Post-Closing Prorations and Adjustments. Except where expressly provided otherwise, Buyer shall make the required determinations and computations of all post-Closing prorations and other adjustments under this Section 3.10 (the “Post-Closing Prorations”) and shall provide the Seller Parties with a reasonably detailed written summary of each Post-Closing Proration, concurrently with or prior to making any payment to or requesting any payment from Seller under this Section 3.10 with respect thereto. The Seller Parties shall have the right after reasonable prior notice to Buyer to audit all of Buyer’s books and records pertaining to the Post-Closing Prorations. For these purposes, Buyer shall allow the Seller Parties’ designated representatives access to such books and records, at the Properties or Buyer’s principal place of business, as applicable, at any time during normal business hours and after reasonable prior notice, and the Seller Parties shall have the right to make copies of such books and records (and the right to use Buyer’s photocopying equipment to make such copies, paying Buyer its actual out-of-pocket cost for such copying).

     3.10.5 Possession. The Seller Parties agree to give possession and occupancy of the Properties in their entirety to Buyer at the time of Closing, free and clear of all leases, tenancies, and occupancies except for the Leases and as otherwise herein permitted. In the event that the Seller Parties shall fail so to do, the Seller Parties shall be and become tenants by sufferance of Buyer, and the Seller Parties hereby waive all notice to quit as provided by the applicable laws of the governing jurisdictions.

     3.11 Section 1031 Exchange. Upon request of any Seller (herein the “Exchangor”) to be made not later than five (5) days prior to Closing, Buyer agrees to reasonably cooperate with the Exchangor (at their sole cost and expense) in structuring the purchase and sale of the Membership Interests as contemplated by this Agreement as part of a like-kind exchange pursuant to Section 1031 of the Code. Buyer agrees to take such steps and execute such documents (at Exchangor’s sole cost and expense) as may be reasonably required by Exchangor’s in order to substitute a qualified intermediary (within the meaning of the Code) to act in the place of the Exchangor. Buyer shall not be required to incur any expense, to assume any liability, to provide any deposit or other security or to permit Exchangor to use the Deposit in connection with such like-kind exchange, or to be in the chain of title of any exchange property. The like-kind exchange shall not reduce, diminish or adversely affect Exchangor’s rights or remedies under this Agreement in any respect, nor shall the consummation of the exchange cause any delay in the Closing. Buyer will have no responsibility or obligation for any tax incidents or consequences in connection with the exchange.

     3.12 Notices. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, recognized overnight courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (with a confirmatory copy currently transmitted by one of the other permitted means of delivery as described herein) (“FAX”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice given in conformity with this Section 3.12 designate to the other):

If to any of
the Seller Parties:	Navistar Investors, LLC
BP Gude, LLC
c/o Matan Property Management, Inc.
4600 Wedgewood Boulevard
Suite A
Frederick, Maryland 21703
Attention: Mark C. Matan
Fax No.: 301-694-9214
Phone: 301-694-9200
Email: MarkMatan@aol.com (for informational purposes only)

with a copy to:	Philip D. Topper, Jr., LLC
110 North Court Street
Frederick, Maryland 21701
Attention: Philip D. Topper, Jr., Esq.
Fax No.: 301-696-0858
Phone: 301-696-9780
Email: PhilTopper@aol.com (for informational purposes only)

If to Buyer:	First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
Attention: Nicholas R. Smith
Fax No.: 301-986-5554
Phone: 301-986-9200
Email: nsmith@first-potomac.com (for informational purposes only)

with a copy to:	Linowes and Blocher, LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, MD 20814
Attention: Richard M. Zeidman, Esq.
Fax No.: 301-654-2801
Phone: 301-961-5136
Email: rzeidman@linowes-law.com(for informational purposes only)

Notices given in conformity with this Section 3.12 shall be deemed delivered and received: (A) on the date of delivery, if delivery is made by commercial courier or recognized overnight courier or by FAX transmission and is completed before 5:00 pm recipient’s local time on a Business Day, as evidenced by courier receipt or by the transmission log sheet generated by the sending FAX machine; (B) if tendered for delivery by commercial courier or recognized overnight courier between 9:00 am and 5:00 pm (recipient’s local time) on a Business Day and refused, then on the date of such attempted delivery and refusal, as evidenced by courier receipt; and (C) three (3) Business Days after being deposited with the United States Postal Service by first class registered or certified mail as required by this Section 3.12.

     3.13 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Other than the Parties hereto, nothing contained in this Agreement shall be deemed to make any person or entity a third-party beneficiary of this Agreement.

     3.14 Entire Agreement; Modification; Severability. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

     3.15 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     3.16 Interpretation. Each Party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either Party by reason of the role of such Party or its counsel in the drafting of such provision.

     3.17 Mutual Cooperation; Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require either Party to incur any material expense or liability not otherwise required of it hereunder.

     3.18 Exhibits. Each of the exhibits attached hereto is hereby incorporated herein to the same extent as if set forth herein in full.

     3.19 Counterparts; Facsimile Signatures. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Any party may execute this Agreement by delivery to the other party of a facsimile copy hereof evidencing such party’s signature. In any such case the party executing by facsimile shall promptly thereafter provide a signed original counterpart hereof to the other parties. This Agreement shall not be binding until delivery of an original counterpart but upon such delivery the Effective Date shall become the date of the delivery of the facsimile.

     3.20 Governing Law. This Agreement shall be deemed to be an agreement made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with such laws.

     3.21 Remedies for Breach by Seller Parties. In the event that any of the Seller Parties shall fail to perform their respective obligations hereunder, including, but not limited to, to make full Closing in accordance with the terms hereof, Buyer may (i) enforce specific performance by the Seller Parties of their respective obligations hereunder, including, but not limited to, to convey the Membership Interests to Buyer in accordance with this Agreement, and, in connection therewith, enforce other non-monetary equitable remedies, including injunctive relief, with the Deposit remaining in Escrow pending the resolution of such specific performance action; or (ii) terminate this Agreement by giving notice to the Seller Parties, in which event the Escrow Agent shall return the Deposit to Buyer, and Seller shall reimburse Buyer for its actual third party due diligence costs incurred in connection with this Agreement, but not to exceed $100,000.00, and except as set forth in this Section 3.21, the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination) of this Agreement; or (iii) pursue the applicable Seller Parties for actual damages suffered or incurred by Buyer as a result of such breach by the Seller Parties (expressly excluding indirect, consequential and punitive damages); provided that, (1) Buyer shall make an election of the remedies available to Buyer pursuant to this Section 3.21 within sixty (60) days after the date that Buyer obtains Actual Knowledge of the breach of the obligations by the Seller Parties giving rise to such election of remedies; (2) Buyer’s actual damage claim pursuant to this Section 3.21 shall in no event exceed the total distributions the applicable Selling Member would be entitled to receive from the applicable LLC if its Property or Properties were sold for the Purchase Price allocated to such Property or Properties as set forth on Exhibit P attached hereto and the net proceeds of such sale were distributed to the Selling Member in conformity with the terms of the applicable LLC Instruments; and (3) Buyer may only pursue the remedy of actual damages pursuant to this Section 3.21 in the event that (A) in violation of this Agreement, an LLC sells, pledges or encumbers any of its Properties, or a Selling Member sells, pledges or encumbers its Membership Interests, and the remedy of specific performance is not available to Buyer, or (B) any of the Seller Parties has committed fraud. The provisions of this 3.21 shall be Buyer’s sole and exclusive remedies for any breach of the obligations by the Seller Parties of the terms of this Agreement, and Buyer hereby waives all other remedies. Notwithstanding any provision to the contrary set forth herein, but subject to the conditions and limitations set forth in Section 3.2.3.1 and Section 3.2.4, nothing set forth herein shall limit or impair any remedies that may be available to Buyer for or in connection with a breach by any of the Seller Parties of their respective representations and warranties set forth above in Section 3.2 or in connection with any post-closing indemnities or other post-closing obligations of the Seller Parties that are expressly set forth herein or in any of the Seller’s Closing Documents.

     3.22 LIQUIDATED DAMAGES AND LIMITATION ON REMEDIES FOR BREACH BY BUYER. IF THE BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE SELLER PARTIES SHALL, AS THEIR SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH FAILURE AND IN CONSIDERATION OF THEIR WITHDRAWAL OF THE PROPERTIES FROM THE MARKET DURING THE TERM OF THIS AGREEMENT, BE ENTITLED TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY), THE ENTIRE DEPOSIT; AND THE SELLER PARTIES SPECIFICALLY WAIVE ANY RIGHT SPECIFICALLY TO ENFORCE THE OBLIGATIONS OF THE BUYER HEREUNDER TO PURCHASE THE MEMBERSHIP INTERESTS OR FOR MONETARY DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT:

     3.22.1 THE WRONGFUL FAILURE BY THE BUYER TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT WILL CAUSE THE SELLER PARTIES TO INCUR LOSSES AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN.

     3.22.2 THE DEPOSIT BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE THE SELLER PARTIES WILL SUFFER BY REASON OF THE BUYER’S WRONGFUL FAILURE TO CLOSE AND IS NOT AN UNREASONABLE AMOUNT OF LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE.

     3.22.3 SUCH LIQUIDATED DAMAGES ARE ALSO REASONABLE CONSIDERATION FOR THE SELLER PARTIES’ AGREEMENT TO LIMIT THEIR REMEDIES AGAINST THE BUYER FOR SUCH A FAILURE TO CLOSE OR TO PERFORM ANY OTHER OBLIGATION REQUIRED OF IT PURSUANT TO THE TERMS OF THIS AGREEMENT.

     3.22.4 THE BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 3.22 AND HAS CONSULTED WITH ITS LEGAL COUNSEL WITH RESPECT THERETO.

     3.22.5 THE FOREGOING SECTIONS SHALL NOT, HOWEVER, (i) APPLY IN THE EVENT BUYER, OR ANYONE OF THEM, HAS COMMITTED FRAUD, OR (ii) LIMIT THE SELLER PARTIES’ RIGHTS AND REMEDIES TO ENFORCE OBLIGATIONS OF BUYER UNDER SECTIONS 3.1.2, 3.5.1, 3.9 AND/OR 3.25, OR OF THE BUYER AS MAY BE SET FORTH ELSEWHERE IN THIS AGREEMENT OR IN THE BUYER’S CLOSING DOCUMENTS, PROVIDED THAT IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE BUYER TO THE SELLER PARTIES FOR ALL SUCH BREACHES EXCEED THE ACTUAL DAMAGES INCURRED BY THE SELLER PARTIES FOR OR IN CONNECTION WITH SUCH BREACH BY THE BUYER.

Any attendance or appearance at Closing by either party shall not nullify or void this provision for payment of liquidated damages as Seller’s sole remedy.

     3.23 Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.

     3.24 TIME OF THE ESSENCE. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND OF EACH COVENANT, AGREEMENT AND CONDITION REPRESENTED HEREOF THAT PROVIDES FOR NOTICE TO BE GIVEN OR ACTION TAKEN ON A SPECIFIC DATE OR WITHIN A SPECIFIED PERIOD OF TIME.

     3.25 Confidentiality. From and after the Effective Date, the Parties and each of their respective representatives shall hold in strictest confidence the terms of this transaction, the contents of all items delivered to Buyer pursuant to Section 3.1.1, and all data and information obtained with respect to the Properties, the Seller Parties or the Buyer or their respective businesses, whether obtained before or after the Effective Date, and shall not disclose the same to others; provided, however, that it is understood and agreed that each of the Parties may disclose such data and information to employees, consultants, accountants, attorneys, existing and potential, members, partners, investors or lenders of the Parties and as otherwise required to comply with applicable law or to enforce the terms and provisions of this Agreement. In the event of a breach or threatened breach by any Party or its respective agents or representatives of this Section 3.25, the non-defaulting party hereunder shall be entitled to an injunction restraining the defaulting party hereunder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Parties from pursuing any other available remedy at law or in equity for such breach or threatened breach. Prior to Closing, Buyer and the Seller Representative shall, at their option, confer and agree on a press release to be issued jointly by Buyer and the Seller Parties disclosing the transaction and the appropriate time for making such release. Neither Buyer nor the Seller Parties shall issue any press releases with respect to the transaction contemplated in this Agreement without the prior written approval of the other Party. The provisions of this Section 3.25 shall survive Closing or the earlier termination of this Agreement for a period of one (1) year. The obligation of confidentiality by the Parties and their respective representatives as set forth in this Section 3.25 shall not apply to any data and information with respect to the Properties or the LLCs which is a matter of public record or otherwise in the public domain.

     3.26.1 Terrorism/Patriot Act. Neither Buyer (nor any of Buyer’s affiliates) is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”). Neither Buyer nor any Buyer affiliate is a “Prohibited Person,” which term is defined as follows:

     (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

     (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

     (iii) a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Executive Order and the Patriot Act;

     (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

     (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

     3.26.2 Neither Buyer nor any affiliate of Buyer is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

     3.26.3 Buyer shall deliver to Seller any certification or other evidence reasonably requested from time to time by Seller confirming Buyer’s compliance with the provisions this Section 3.26.

     3.26.4 The Buyer’s representations and warranties set forth in this Section 3.26 shall survive the Closing or termination of this Agreement

     3.27 Montgomery County, Maryland Disclosures. The following disclosures are made pursuant to applicable law in Montgomery County, Maryland, with respect to those Properties which are located therein:

     3.27.1 Buyer acknowledges that:

     (i) Buyer has been given an opportunity to review the applicable county master plan and municipal land use plan and any adopted amendment(s) to each and approved official maps showing planned land uses, roads and highways, parks and other public facilities affecting the property contained in the plan;

     (ii) Seller has informed Buyer that amendments affecting the plan may be pending before the planning board or the county council or a municipal planning body;

     (iii) Buyer has reviewed each plan and adopted amendment, or Buyer has waived the right to review each plan and adopted amendment; and

     (iv) Buyer understands that, to stay informed of future changes in county and municipal land use plans, it should consult the planning board and appropriate municipal planning body.

Buyer also acknowledges that, in accordance with applicable law, it has been advised of the relative location of any airport or heliport that exists within a five-mile radius of such Properties. Buyer acknowledges that it is aware that the applicable plan or general plan for Montgomery County is available at the Maryland National Capital Park and Planning Commission and that at no time did Seller explain to Buyer the intent or meaning of such a plan, nor did Buyer rely on any representations made by or on behalf of Seller or any of Seller’s agents or affiliates pertaining to the applicable master plan or general plan.

     3.27.2 Notice and Disclosure of Availability of Sewage Disposal System in Designated Areas.

     (i) Buyer is hereby given notice, pursuant to the Montgomery County Code, of the obligation of Seller, or Seller’s duly authorized agent, to disclose to Buyer any information known to Seller as to (i) whether any of such Properties is connected to, or has been approved for connection to, a public water and sewer system, and if not, the source, if any, for potable water for any of such Properties, whether an individual sewage disposal system has been constructed on any of such Properties, or approved for construction; (ii) the water and sewer service area category or categories that currently applies to any of such Properties and a brief explanation of how each category affects the availability of water and sewer service; (iii) any recommendations in the water and sewer comprehensive plan amendments or service area category changes that would apply to any of such Properties.

     (ii) Buyer hereby acknowledges that Seller has informed Buyer of any of the foregoing information of which Seller has knowledge. Buyer understands that, to stay informed of future changes in Montgomery County and municipal water and sewer plans, Buyer should consult the County Planning Board, the Washington Suburban Sanitary Commission, the County Department of Environmental Protection, or any appropriate municipal planning or water and sewer body.

     (iii) If an individual sewage disposal system has been or is to be installed upon any of such Properties, and if the applicable Property is located in a subdivision, Buyer acknowledges that it has received a copy of the subdivision record plat, it has reviewed said record plat, including any restrictions on the location of initial and reserve wells, individual sewer disposal systems, and the buildings to be served by the individual sewage disposal system.

[Signatures on Following Page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives, thereunto duly authorized, as their free act and deed for the uses and purposes herein contained as of the date first above written.

WITNESS:	SELLER PARTIES:

NAVISTAR INVESTORS, LLC
By: Navistar Management, LLC, Manager

/s/ Kathryn Kehr		By:		/s/ T. Richard Butera

Kathryn Kehr				T. Richard Butera, Manager

BP GUDE, LLC
By: BP Gude Management, LLC, Manager
By: BP Gude SPC, Inc., Manager

/s/ Kathryn Kehr			By:	/s/ T. Richard Butera
Kathryn Kehr				T. Richard Butera, President

NAVISTAR MANAGEMENT, LLC

/s/ Kathryn Kehr	By:	/s/ T. Richard Butera
Kathryn Kehr		T. Richard Butera, Manager

BP GUDE MANAGEMENT, LLC
By: BP Gude SPC, Inc., Manager

/s/ Kathryn Kehr		By:		/s/ T. Richard Butera

Kathryn Kehr				T. Richard Butera, President

RIP INVESTMENTS LP
By: Village Hook, LLC, General Partner

/s/ Philip D. Topper Jr.		By:		/s/ Matthew H. Kamens

Philip D. Topper Jr.				Matthew H. Kamens, Manager

/s/ Kathryn Kehr	/s/ T. Richard Butera

Kathryn Kehr	T. Richard Butera, an Individual

THE BUTERA LLLP,
a Colorado limited liability limited partnership

/s/ Kathryn Kehr	By:	/s/ T. Richard Butera

Kathryn Kehr		T. Richard Butera, General Partner

FURTHER JOINDER OF T. RICHARD BUTERA

The undersigned, T. Richard Butera, has also joined in the execution of this Agreement to evidence his acknowledgement and consent to the terms of Section 3.2.7 of this Agreement.

Witness:

/s/ Kathryn Kehr	/s/ T. Richard Butera
T. Richard Butera

WITNESS:	BUYER(S):

FIRST POTOMAC REALTY INVESTMENT
LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	First Potomac Realty Trust, a Maryland real estate investment trust, its general partner

/s/ John Rawley Hessick		By:	/s/ Nicholas R. Smith

John Rawley Hessick		Print Name:	Nicholas R. Smith

		Title:	Executive VP

FP NAVISTAR MANAGER, LLC, a to be formed limited liability company

	By:	First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, its Sole Member and Manager

	By:	First Potomac Realty Trust, a Maryland real estate investment trust, its general partner

/s/ John Rawley Hessick		By:	/s/ Nicholas R. Smith

John Rawley Hessick		Print Name:	Nicholas R. Smith

		Title:	Executive VP

FP GUDE MANAGER, LLC, a to be formed limited liability company

	By:	First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, its Sole Member and Manager

	By:	First Potomac Realty Trust, a Maryland real estate investment trust, its general partner

/s/ John Rawley Hessick		By:	/s/ Nicholas R. Smith

John Rawley Hessick		Print Name:	Nicholas R. Smith

		Title:	Executive VP

The undersigned agrees to serve as Escrow Agent in accordance with the terms and conditions set forth under the foregoing Agreement:

Chicago Title Insurance Company

By:	/s/ Michael N. Schulepner Jr.

Date of Escrow Agent’s Execution:

October 29, 2004

[The following exhibits have been omitted in part from this filing. Any omitted exhibit will be provided to the Commission upon request of the Company.]

LIST OF EXHIBITS

Exhibit A-1	Legal Description of Navistar Land
Exhibit A-2	Legal Description of Metro Park North Land
Exhibit B-1	Schedule of Members, Percentages of Membership Interests owned by Navistar Investors Members
Exhibit B-2	Schedule of Members, Percentages of Membership Interests owned by BP Gude Members Members
Exhibit C	Personal Property
Exhibit D-1	Schedule of Leases (Rent Roll) for Navistar Property Improvements
Exhibit D-2	Schedule of Leases (Rent Roll) for Metro Park North Property Improvements
Exhibit E	Auditor Certification Letter
Exhibit F	Intentionally Omitted
Exhibit G-1	Services Contracts for Navistar Property
Exhibit G-2	Services Contracts for Metro Park North Property
Exhibit H-1	List of LLC Instruments for Navistar Investors, LLC
Exhibit H-2	List of LLC Instruments for BP Gude, LLC
Exhibit I	Intentionally Omitted
Exhibit J	Intentionally Omitted
Exhibit K	Intentionally Omitted
Exhibit L	List of Property Document Deliveries
Exhibit M	List of Environmental Reports
Exhibit N	Intentionally Omitted
Exhibit O	Intentionally Omitted
Exhibit P	Purchase Price Allocation
Exhibit Q	List of Existing Financing Documents
Exhibit R	Form of Deposit Letter of Credit
Exhibit S	Aged Delinquencies Report
Exhibit T	Leasing and Tenant-Related Expenses

EXHIBIT P

Purchase Price Allocation

		PURCHASE PRICE
ENTITY	PROPERTIES	ALLOCATION

Navistar Investors, LLC	Navistar Property	$22,000,000.00

BP Gude, LLC	Metro Park North Property	$41,000,000.00

EXHIBIT T

Leasing and Tenant Related Expenses

LEASING COMMISSIONS

Property	Tenant	Amount	Responsible Party
Navistar	Crisplant	$518,449.51	Seller

Metro Park North	First American Registry	$301,406.21	Seller

TENANT IMPROVEMENTS

Property	Tenant	Amount	Responsible Party
Metro Park North	First American Registry	$112,488.40	Seller
		(to be used by 3/31/05)